Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

Barnhart Fleet Maintenance, LLC, Barnhart Transportation, LLC, Lake Shore Global Solutions LLC, Lake Shore Logistics, LLC, Legend Equipment Leasing, LLC, Route 20 Tank Wash LLC, Legend Holding RO, Inc.,

and

Bryan S. Barnhart, Timothy W. Barnhart, Timothy W. Barnhart, as Trustee of the Timothy W. Barnhart 2017 Irrevocable Trust, and Timothy W. Barnhart, in his capacity as Sellers’ Representative

and

SMG Industries Inc. and Skyline Merger Sub, Inc.

July 7, 2023

TABLE OF CONTENTS

Section 1.	Defined Terms	2

Section 2.	Purchase and Sale; Merger	13
2.1	Merger; Purchase and Sale	13
2.2	Consideration	14
2.3	Purchase Price Adjustment	15
2.4	Closing	17
2.5	Closing Deliverables	18
2.6	Required Withholding	19

Section 3.	Representations and Warranties Regarding the Companies and Holdco	19
3.1	Organization and Qualification; Enforceability	19
3.2	Capitalization	20
3.3	No Conflict; Required Filings and Consents	20
3.4	Financial Statements	21
3.5	Undisclosed Liabilities	22
3.6	Compliance; Permits; Operation of the Companies	22
3.7	Absence of Certain Changes or Events	23
3.8	Litigation and Proceedings	24
3.9	Real Property	25
3.10	Material Contracts	26
3.11	Material Contracts Representation	28
3.12	Employee Benefit Plans	28
3.13	Title to Assets; Sufficiency of Assets	30
3.14	Compliance with Environmental Laws	31
3.15	Taxes	32
3.16	Insurance	34
3.17	Related Party Transactions	35
3.18	Labor Matters	35
3.19	Books and Records	37
3.20	Brokers	37
3.21	Intellectual Property; IT Assets; Privacy	37
3.22	Major Suppliers	39
3.23	Major Customers	39
3.24	Bank Accounts	39
3.25	Operations of Holdco	39

Section 4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	40
4.1	Ownership of the Interests	40
4.2	Capacity; Authority Relative to this Agreement	40
4.3	Non-Contravention; Conflicts	40
4.4	Litigation	40
4.5	Restricted Securities	40
4.6	Legend	40

Section 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	41
5.1	Organization	41
5.2	Capitalization	41
5.3	Certain Corporate Matters	41

i

5.4	Authority Relative to this Agreement	41
5.5	Consents and Approvals; No Violations	42
5.6	SEC Documents; Market	42
5.7	Litigation	43
5.8	Operations of the Merger Subs	43
5.9	Broker’s Fees	43
5.10	Disclosure	43

Section 6.	COVENANTS AND AGREEMENTS OF THE PARTIES	43
6.1	General, After Closing	43
6.2	Confidentiality	43
6.3	Restrictive Covenants	44
6.4	Tax Matters	44
6.5	Public Announcements	46
6.6	Post-Closing Access	46
6.7	Post-Closing Merger	47

Section 7.	INDEMNIFICATION AND RELATED MATTERS	47
7.1	Survival of Representations and Warranties	47
7.2	Indemnification	47
7.3	Certain Limitations	48
7.4	Notice of Indemnification	49
7.5	Exclusive Remedies	50
7.6	Indemnification Adjusts Purchase Price for Tax Purposes	50

Section 8.	GENERAL PROVISIONS	50
8.1	Disclosure Schedule	50
8.2	Notices	50
8.3	Interpretation	52
8.4	Severability	53
8.5	Miscellaneous	53
8.6	Separate Counsel	53
8.7	Governing Law; Venue	53
8.8	Counterparts and Signatures	53
8.9	Amendment	54
8.10	Parties in Interest: No Third-Party Beneficiaries	54
8.11	Waiver	54
8.12	Expenses	54
8.13	Recitals Incorporated	54
8.14	Equitable Remedies	54
8.15	Non-Recourse	54

ii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of July 7, 2023, is by and among SMG Industries Inc., a Delaware corporation (“Buyer” or “SMGI”), Barnhart Fleet Maintenance, LLC, a Pennsylvania limited liability company (“Fleet”), Barnhart Transportation, LLC, a Pennsylvania limited liability company (“Transportation”), Lake Shore Global Solutions LLC, a Pennsylvania limited liability company (“Global”), Lake Shore Logistics, LLC, a Pennsylvania limited liability company (“Logistics”), Legend Equipment Leasing, LLC, a Pennsylvania limited liability company (“Legend”), Route 20 Tank Wash LLC, a Pennsylvania limited liability company (“Wash,” and collectively with Fleet, Transportation, Global, Logistics and Legend, the “Companies” and each a “Company”), Legend Holding RO, Inc., a Delaware limited liability company (“Holdco”), Skyline Merger Sub, Inc., a Delaware corporation (“Merger Sub”), each of Bryan S. Barnhart, an individual (“Bryan”), Timothy W. Barnhart, an individual (“Tim”), and Timothy W. Barnhart, Trustee of the Timothy W. Barnhart 2017 Irrevocable Trust (the “Trust,” and collectively with Bryan and Tim, being the owners, directly or indirectly, of one hundred percent (100%) of the membership interests in the Companies and Holdco, the “Sellers” and each a “Seller”), and Timothy W. Barnhart, in his capacity as the representative of each Seller (the “Sellers’ Representative”).

RECITALS

A.	Sellers are the owners (beneficially and of record), directly or indirectly, of one hundred percent (100%) of the outstanding membership interests of the Companies (collectively, the “Company Interests”) and Holdco (the “Holdco Interests,” and together with the Company Interests, the “Interests”). The respective Interests of each of Sellers and Holdco is set forth on Exhibit A attached hereto.

B.	Buyer owns all of the issued and outstanding membership interests in Merger Sub.

C.	Prior to the date hereof, Tim and Bryan effectuated (i) the contribution of the outstanding Company Interests of Legend to Holdco in exchange for the issuance of all of the issued and outstanding Holdco Interests in Holdco (the “Contribution”) such that, following the Legend Contribution, Holdco is owned by Tim and Bryan in the same proportion as Legend was owned by Tim and Bryan immediately prior to the Contribution, immediately followed by (ii) a properly and timely filed election by Holdco to treat Legend as a qualified subchapter S subsidiary of Holdco on and effective as of the date of the Contribution (the “QSub Election”) followed at least one day later by (iii) the conversion of Legend from a corporation for U.S. federal income tax purposes to a disregarded entity for U.S. federal income tax purposes (the “Conversion”) and the filing of an entity classification election (on IRS Form 8832) effective as of the date of the Conversion that establishes such classification (the “Classification Election” and, together with the Contribution, the QSub Election, and the Conversion, the “Restructuring”).

D.	Following the Restructuring and in accordance with the terms set forth herein, Buyer will cause Merger Sub to merge with and into Holdco, with Merger Sub ceasing to exist and Holdco surviving as a wholly owned subsidiary of Buyer (the “Merger”).

E.	Promptly following the Closing and in accordance with the terms of the Agreement and Plan of Merger attached as Exhibit F attached hereto, Buyer will cause Holdco to be merged with and into Skyline Holding, Inc., a Delaware corporation, with Holdco ceasing to exist and Skyline Holding, Inc. surviving as a wholly owned subsidiary of Buyer (the “Post-Closing Merger”).

F.	The board of directors of Holdco (the “Holdco Board”) has unanimously (a) approved and declared advisable this Agreement and the Transactions, including the Merger, (b) declared that it is in the best interests of the stockholders of Holdco that Holdco enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement and approval of the Transactions, including the Merger, be submitted to a vote of the stockholders of Holdco, and (d) recommended to the stockholders of Holdco that they adopt this Agreement (the “Holdco Board Recommendation”).

G.	Tim and Bryan, as the holders of all of the issued and outstanding Interests of Holdco, will, immediately after the date hereof, adopt and approve this Agreement and the Transactions, including the Merger.

H.	The board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) approved and declared advisable this Agreement and the Transactions, including the Merger, (b) declared that it is in the best interests of the stockholder of Merger Sub that Merger Sub enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement and approval of the Transactions, including the Merger, be submitted to a vote of the stockholder of Merger Sub, and (d) recommended to the stockholder of Merger Sub that it adopt this Agreement (the “Merger Sub Board Recommendation”).

I.	Buyer, as the sole stockholder of Merger Sub, will, immediately after the date hereof, adopt and approve this Agreement and the Transactions, including the Merger.

J.	At the Closing, Buyer will also purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding Company Interests of each of Fleet, Transportation, Global, Logistics and Wash (collectively, the “Membership Interest Purchase,” and together with the Merger, Restructuring, and the Post-Closing Merger, the “Transactions”).

K.	In consideration for the Transactions, Buyer will deliver the Purchase Price (defined below) to Sellers as provided herein.

AGREEMENT

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

Section 1.             DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1          “Action” means any Claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, assessment, hearing, complaint, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.

1.2          “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 50% or more. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by Contract or credit arrangement or otherwise.

1.3          “Business” shall mean logistics and transportation solutions, including the transportation of goods throughout the United States and into Canada, equipment leasing, equipment maintenance, tank wash services and brokerage services.

1.4          “Business Day” shall mean any day other than a day on which banks in the state of Texas are required or authorized by Law to be closed.

1.5          “Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.9.

1.6          “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, 134 Stat. 281 (2020).

1.7          “Cash” means the cash on deposit of the Companies to the extent such cash is free and releasable.

1.8          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

1.9          “Claim” shall mean any claim, demand, cause of action, investigation, inquiry, suit, action, notice of violation or legal, administrative, arbitrative or other proceeding.

1.10        “Closing Cash Adjustment” means (a) Estimated Closing Company Cash, minus (b) $1,750,000; provided that if Estimated Closing Company Cash is less than $1,750,000, the Closing Cash Adjustment will decrease Closing Cash Consideration.

1.11        “Closing Cash Consideration” means (a) $26,000,000, plus or minus, as applicable, (b) the Closing Cash Adjustment, minus (c) Estimated Indebtedness, plus or minus, as applicable, (d) the Closing NWC Adjustment, minus (e) Estimated Transaction Expenses, minus (f) the Indemnity Escrow Amount, minus (g) the Purchase Price Adjustment Escrow Amount.

1.12        “Closing Company Cash” means Cash of the Companies as of the Closing Date.

1.13        “Closing Indebtedness” means Indebtedness of the Companies as of the Closing Date.

1.14        “Closing NWC Adjustment” means the difference between Estimated NWC and the NWC Target; provided that if Estimated NWC is more than the NWC Target, the Closing NWC Adjustment will increase Closing Cash Consideration and if Estimated NWC is less than the NWC Target, the Closing NWC Adjustment will decrease Closing Cash Consideration.

1.15        “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

1.16        “Common Stock” means SMGI’s common stock, par value $0.001 per share.

1.1          “Common Stock Consideration” means 77,000,000 shares of Common Stock, which number of shares is equal to (a) $19,250,000 divided by (b) $0.25.

1.2          “Company Benefit Plan” shall have the meaning assigned thereto in Section 3.12(a) of this Agreement.

1.3          “Company Intellectual Property” shall mean Owned Intellectual Property and all Intellectual Property licensed to the Companies.

1.4          “Confidential Information” means any and all technical, business and other information of or relating to the Companies, Sellers, and Buyer, their respective businesses or assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations. Confidential Information includes information of third parties that Buyer, Sellers or the Companies are obligated to or do keep or treat as confidential. Notwithstanding anything to the contrary set forth herein, Confidential Information shall not include (i) information which comes into the public domain without a breach of this Agreement by the Parties or their Affiliates, or (ii) any information that becomes available to the Buyer or Sellers after the Closing on a non-confidential basis from a source, other than, as applicable, the Companies, Sellers, Buyer, or any of their respective representatives, that is not bound by any contractual or other obligation of confidentiality to the Companies, Sellers, Buyer, or to any other Person with respect to any of such information.

1.5          “Contract” shall mean any written or oral agreement, contract, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, promises, understanding, commitment or other instrument or agreement or any other legally binding obligation of a Person (including any supplements, amendments and other modifications thereto).

1.6          “DOT” shall mean the United States Department of Transportation.

1.7          “Employee Benefit Plan” shall mean each “employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), “employee welfare plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) and each other plan, program, arrangement or agreement providing bonus or incentive compensation, deferred compensation, restricted stock, stock option, other stock based incentive, retention, severance pay, sick leave, vacation pay, tuition expense, dependent care assistance, cafeteria plan, salary continuation, bonus plan, employment or other service related change in control benefit, or other similar employment or service related benefit, but excluding governmental program that an employer is required by Law to maintain or contribute to (such as unemployment compensation insurance and the U.S. federal Social Security program).

1.8          “Encumbrance” shall mean, with respect to any property or asset (including any security), any claim, debt, lien, pledge, security interest, option, right of first refusal and similar rights such as (but not limited to) easement, mortgage, charge, indenture, deed of trust, option, right of way, covenant, condition or restriction on the use of real property, encroachment or any other encumbrance on the use of real or personal property or asset, restriction on transfer of any nature, any conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof.

1.9          “Environmental Laws” shall mean all applicable Laws, Orders, Permits, binding determinations, and decisions or remediation and risk standards of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of employee health and safety, public health, human health or the environment in effect on the date hereof, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and the Federal Insecticide, Fungicide, Rodenticide Act (7 U.S.C. § 136, et seq.) as each of these Laws have been amended from time to time.

1.10        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and forms promulgated thereunder.

1.11        “ERISA Affiliate” shall mean any entity (whether or not incorporated) which is or was, together with the Companies, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

1.12        “Estimated Closing Company Cash” means Sellers’ good faith estimate of Closing Company Cash, as set forth on Exhibit D.

1.13        “Estimated Indebtedness” means Sellers’ good faith estimate of Indebtedness as of the Closing Date, as set forth on Exhibit D.

1.14        “Estimated NWC” means Sellers’ good faith estimate of Net Working Capital as of the Closing Date, as set forth on Exhibit D.

1.15        “Estimated Transaction Expenses” means Sellers’ good faith estimate of Transaction Expenses as of the Closing Date, as set forth on Exhibit D.

1.16        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17        “Final Cash Adjustment” means (a) Final Closing Company Cash, minus (b) $1,750,000; provided that if Final Closing Company Cash is less than $1,750,000, the Final Cash Adjustment will decrease the Purchase Price.

1.18        “FMCSA” shall mean the Federal Motor Carrier Safety Administration of the DOT.

1.19        “Fraud” means misrepresentation of a fact with respect to a representation or warranty set forth in Section 3 or Section 4 (as applicable); provided that, at the time such representation was made:

(a)        such representation was inaccurate;

(b)        such Person making such representation had actual knowledge (excluding imputed or constructive knowledge) of the inaccuracy of such representation;

(c)        the Person making such representation intended the other Person to rely on such representation; and

(d)        the other Party acted in reliance on such inaccurate representation.

1.20        “GAAP” shall mean generally accepted accounting principles in the United States of America in effect at any relevant time, provided that, in the case of the Financial Statements, GAAP shall be as in effect on the date of the relevant Financial Statement.

1.21        “Governmental Authority” shall mean any federal, state, county, municipal, foreign, international or other governmental department, subdivision, commission, board, tribunal, court, bureau, agency or instrumentality, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitration panel or alternative dispute resolution body.

1.22        “Hazardous Substance” shall mean hazardous substances as that term is defined in CERCLA, or any solid waste, hazardous waste and any other individual, class or mixture of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified as such under any Environmental Law, and shall include, without limitation, petroleum, petroleum byproducts, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, radon, urea-formaldehyde insulation, or any other chemicals, materials or substances which are regulated under any Environmental Law because of their hazardous or deleterious properties.

1.23        “Indebtedness” shall mean the outstanding amount of any obligations of the Companies as of immediately prior to the Closing, including any and all principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments relating to the foregoing components of Indebtedness in clauses (a) through (l) below (including any prepayment penalties, premiums, costs, breakage or other amounts), excluding trade payables, for:

(a)        indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, an obligation to assume indebtedness) and including current and long-term portions of bank debt, mortgages, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement, member loans and other loans, unpaid installment obligations, make-whole payments, notes payable and negative cash balances;

(b)        installment purchases of real or personal property or services;

(c)        all capital or financing lease obligations which have been capitalized in past practice or which would be required to be capitalized in accordance with GAAP;

(d)        obligations evidenced by any note, bond, debenture, or other similar instrument or debt security;

(e)        obligations under any interest rate swap, forward contract or other hedging arrangement of any of the Companies;

(f)        off-balance sheet financing, including synthetic leases and project financing;

(g)        all reimbursement and other obligations with respect to letters of credit, surety bonds, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn;

(h)        all liabilities for any deferred purchase price of property or services with respect to which any Company is liable, contingently or otherwise, as obligor or otherwise and including any earnouts, seller notes, contingent payments or similar obligations related to past acquisitions at the maximum amount of such payments or obligations;

(i)         any compensation or benefit plan obligations that are earned with respect to services performed for or on behalf of any Company prior to the Closing by any employee or independent contractor or other service provider of such Company to the extent unpaid as of Closing (and the employer portion of any payroll, social security or employment Taxes with respect to such payments (without regard to any ability to defer such Taxes under the CARES Act)), including any severance or similar liabilities owed in respect of employees, independent contractors or other service providers of such Company whose employment, service or engagement is terminated prior to Closing;

(j)        all obligations of the Companies in respect of any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA;

(k)        guarantees of any Liability of a third party of the type described in clauses (a) through (j); and

(l)        any Taxes of the Companies.

1.24        “Indemnity Escrow Amount” means $3,000,000.

1.25        “Intellectual Property” shall mean all intellectual property rights, worldwide, including all of the rights arising from or in respect of the following:

(a)        patents, patent applications of any kind (and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, provisionals and substitutions relating to any patents and patent applications), patent rights, and inventions and discoveries and invention disclosures (whether or not patented);

(b)        trademarks, service marks, logos, service names, trade dress, trade names, brand names, Internet domain names, web sites, URLs, and other source or business identifiers, whether registered or unregistered and goodwill associated therewith and symbolized thereby (“Trademarks”);

(c)        copyrights, proprietary rights in works of authorship (including software and website content), database rights and design rights;

(d)        all trade secrets, inventions, technology, formulas, know-how, confidential information, computer software programs and applications, tangible and intangible proprietary information or materials (“Trade Secrets”); and

(e)        all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses (a)-(d) above.

1.26        “IRS” shall mean the United States Internal Revenue Service.

1.27        “IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers and all other information technology equipment, and all associated documentation, in each case, owned or controlled (including as a cloud service) by the Companies and used or held for use in the operation of the Business as currently conducted.

1.28        “Key Employee” means each of Bryan, Tim, Brandon Exley, Brandie Bernatowitz and Jeff Hollenbeck.

1.29        “Knowledge” shall mean, with respect to the Companies, the actual knowledge of each of the Key Employees, after reasonable inquiry of their direct reports.

1.30        “Laws” shall mean all laws, statutes, ordinances, codes, rules, regulations, Orders, treaty, judgments, and decrees of Governmental Authorities.

1.31        “Liability” shall mean any obligation, indebtedness, expense, Claim, damage, fine, judgment, penalty, guaranty, or other liability of any kind or nature (whether primary or secondary, known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, or otherwise) and whether or not required under GAAP to be accrued on the financial statements of such Person.

1.32        “Material Adverse Effect” means any change, event, development or occurrence that:

(a)           has had, or could reasonably be expected to have, individually or with all other changes, events, developments or occurrences in the aggregate, a material adverse effect on the Business, assets, results of operations or financial condition of the Companies taken as a whole; or

(b)           prevents or materially delays the Companies’ ability to consummate the transactions contemplated hereby;

(c)           provided, however, that for purposes of clause (a), none of the changes, events, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Material Adverse Effect:

(1)        changes in conditions in the United States or the capital or financial markets or the world economy generally and which changes, in each case, do not have a disproportionately adverse effect on the Companies, relative to the Companies’ industry peers in the United States;

(2)        changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, do not have a disproportionately adverse effect on the Companies, relative to the Companies’ industry peers in the United States;

(3)        acts of God or any civil unrest or riots, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities that, in each case, do not have a disproportionately adverse effect on the Companies, relative to the Companies’ industry peers in the United States;

(4)        the execution, announcement or pendency of the transactions contemplated by this Agreement;

(5)        compliance with the terms of, or the taking of any action required by, this Agreement;

(6)        the taking of any action, or failing to take any action, at the request of the Buyer, or the taking of any action by the Buyer;

(7)        any failure by the Companies to meet financial forecasts, projections or estimates, or the distribution to Buyer, following the date hereof of updated monthly or year-to-date financial information as results are finalized in the ordinary course of business (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or

(8)        any impact of the Coronavirus or COVID-19, and any regulations or orders of any Governmental Authority that has jurisdiction over the Companies related thereto providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak.

1.33        “Net Working Capital” means the current assets of the Companies, including (i) accounts receivable, (ii) prepaid expenses, (iii) inventory and (iv) any other current assets set forth on Exhibit D, minus the current liabilities of the Companies, including (1) accounts payable, (2) accrued expenses, and (3) other current liabilities set forth on Exhibit D, as determined in accordance with Section 2.3; provided that Net Working Capital will not include any current assets included in Cash or any current liabilities included in Indebtedness or Transaction Expenses.

1.34        “Note Consideration” means $3,000,000, which amount will be reflected in promissory notes substantially in the form attached hereto as Exhibit B.

1.35        “NWC Target” means $5,829,619.

1.36        “Order” shall mean any order, writ, injunction, judgment, decree, ruling, determination, award, plan, stipulation or decree of any Governmental Authority.

1.37        “Organizational Documents” shall mean: (a) any Person’s certificate of organization, certificate of incorporation or similar document and operating agreement, bylaws or similar document; and (b) any amendment to or restatement of any of the foregoing.

1.38        “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Companies.

1.39        “Party” or “Parties” means Buyer, Seller, the Companies, Holdco and Merger Sub individually or collectively, as the case may be.

1.40        “Permitted Encumbrances” shall mean:

(a)        statutory and contractual landlord liens securing rental payments that are not yet due and payable, for which adequate reserves have been established on the Companies’ books in accordance with GAAP;

(b)        pledges or deposits made to secure payment by any of the Companies of worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker’s compensation or unemployment insurance, in each case incurred in the ordinary course of business consistent with past practice;

(c)        statutory liens for current Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Companies’ books in accordance with GAAP;

(d)        liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Business by the Companies as currently conducted, or adversely affect the marketability of the assets of the Companies, in any material respect, or materially interfere with the present use of the real property leased, subleased, licensed or otherwise used or occupied by the Companies related thereto, or materially detract from the value of the real property leased, subleased, licensed or otherwise used or occupied by the Companies related thereto; or

(e)        statutory mechanic’s liens and materialmen’s liens for services or materials and other similar statutory Encumbrances for amounts not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

1.41        “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

1.42        “Personal Information” shall mean any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy Laws, and any and all information that identifies an individual person.

1.43        “Preferred Stock” means Series C Preferred Stock of the Company, with a stated value of $10,000 per share in accordance with the Certificate of Designation of Preferences, Rights and Limitations of 5% Series C Convertible Preferred Stock dated as of July 6, 2023.

1.44        “Preferred Stock Consideration” means 500 shares of Preferred Stock, which number of shares is equal to (a) $5,000,000, divided by (b) $10,000, which is the stated value per share of Preferred Stock.

1.45        “Privacy Laws” means all Laws that pertain to privacy, the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, including the Federal Trade Commission Act, including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

1.46        “Purchase Price Adjustment Escrow Amount” means $250,000.

1.47        “Registered Company Intellectual Property” shall mean all Company Intellectual Property owned or purported to be owned by any Company that is the subject of a registration or application with any Governmental Authority or internet domain name registration.

1.48        “SEC” means the United States Securities and Exchange Commission.

1.49        “Seller Fundamental Representations” means the representations and warranties of Sellers and the Companies set forth in Sections 3.1, 3.2, 3.3, 3.15 and 3.20 and Sections 4.1, 4.2 and 4.3.

1.50        “Straddle Period” shall have the meaning assigned thereto in Section 6.4(a) of this Agreement.

1.51        “Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

1.52        “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, escheat, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

1.53        “Tax Returns” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, the IRS or any other taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

1.54        “Threatened” shall mean that a demand or statement has been made in writing, or any other form of notice (whether written or oral) has been given, that would lead a reasonable Person to conclude that such a Claim is likely to be asserted.

1.55        “Transaction Expenses” means (a) all expenses of the Companies and the Sellers incurred in connection with the Acquisition (including but not limited to attorney fees, auditor fees, broker fees and 50% of any fees of the Escrow Agent) and (b) any fees, commissions, costs and expenses or amounts related to any transaction bonus, discretionary bonus, change-of-control payment, retention, severance or other compensatory payments to any current or former employee, officer, director or consultant, including all applicable Taxes, the employer portion of any Taxes, withholding or gross-up obligations or other amounts associate therewith and any related benefit plan obligations, in the case of each of the foregoing clauses above, in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents or the consummation of the Transactions.

1.56        “Transactions” means the transactions contemplated by this Agreement, including the Restructuring, the Merger, the Post-Closing Merger and the acquisitions of the membership interests of each of Fleet, Transportation, Global, Logistics and Wash.

In addition to the terms defined above, as used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.

Defined Term	Section

Agreement	Preamble
Allocation Statement	6.4(h)
Audited Balance Sheet	3.5
Audited Balance Sheet Date	3.5(a)
Audited Financial Statements	3.4(a)
Bankruptcy and Equity Exception	3.11
Bryan	Preamble
Buyer	Preamble
Cap	7.3(c)
Capital Stock	5.2
Certificate of Merger	2.1(a)(2)
Classification Election	Recitals
Closing	2.4
Closing Date	2.4
Closing Net Working Capital	2.3(b)(1)
Companies	Preamble
Company	Preamble
Company Benefit Plan	3.12(a)

Defined Term	Section

Company Interests	Recitals
Contribution	Recitals
Conversion	Recitals
Deductible	7.3(b)
DGCL	2.1(a)(1)
Disclosure Schedule	8.1
Disputed Amounts	2.3(c)(3)
DOT	3.3(b)
Effective Time	2.1(a)(2)
Employment Agreements	2.5(a)(4)
Environmental Permits	3.14(f)
Escrow	2.2(g)
Escrow Agent	2.2(g)
Escrow Agreement	2.2(g)
Exchange Act	5.6(b)
Existing Related Party Leases	3.9(e)
Final Closing Company Cash	2.3(b)(1)
Final Closing Indebtedness	2.3(b)(1)
Final Net Working Capital	2.3(b)(1)
Final Transaction Expenses	2.3(b)(1)
Financial Statements	3.4
Fleet	Preamble
Generational Capital	3.20
Global	Preamble
Holdco	Preamble
Holdco Board	Recitals
Holdco Board Recommendation	Recitals
Holdco Interests	Recitals
Improvements	3.9(d)
Indemnifying Party	7.3(d)
Indemnitee	7.3(d)
Indemnity Claim	7.3(a)
Independent Accountants	2.3(c)(3)
Insurance Policies	3.16
Intended Tax Treatment	6.4(h)
Interests	Recitals
Leased Real Property	3.9(a)
Leases	3.9(a)
Legend	Preamble
Logistics	Preamble
Losses	7.2(a)
Material Contract	3.10
Material Contracts	3.10
Material Customers	3.23
Material Suppliers	3.22
Materiality Qualifier	7.3(g)
Membership Interest Purchase	Recitals
Merger	Recitals
Merger Sub	Preamble

Defined Term	Section

Merger Sub Board	Recitals
Merger Sub Board Recommendation	Recitals
New Related Party Lease	2.5(a)(5)
New Related Party Leases	2.5(a)(5)
Per Claim Deductible	7.3(a)
Permits	3.6(b)
Post-Closing Adjustment	2.3(d)(1)
Post-Closing Merger	Recitals
Post-Closing Statement	2.3(b)(1)
PPP Loan	3.4(f)
PPP Loan Account Agent	3.4(f)
Preferred Stock	5.2
Purchase Price	2.2
QSub Election	Recitals
Related Person	3.17
Resolution Period	2.3(c)(2)
Restricted Period	6.3(a)
Restructuring	Recitals
Review Period	2.3(c)(1)
SEC Documents	5.6(a)
Securities Act	4.5
Seller	Preamble
Sellers	Preamble
Sellers’ Representative	Preamble
SMGI	Preamble
SMGI Representatives	7.2(b)
SMGI Shares	4.5
Statement of Objections	2.3(c)(2)
Straddle Period	6.4(a)
Tim	Preamble
Transactions	Recitals
Transportation	Preamble
Trust	Preamble
Wash	Preamble

Section 2.              PURCHASE AND SALE; MERGER.

2.1           Merger; Purchase and Sale.

(a)           Merger.

(1)        Merger. Upon the terms of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Holdco in accordance with the Delaware General Corporation Law (the “DGCL”), the separate company existence of Merger Sub shall cease, and Holdco shall continue as the surviving company and as a wholly owned subsidiary of SMGI; and all of the properties, rights, privileges, powers and franchises of Merger Sub and Holdco will vest in Holdco as the surviving company, and all of the debts, liabilities, obligations and duties of Merger Sub and Holdco shall become the debts, liabilities, obligations and duties of the surviving company.

(2)        Certificate of Merger. As soon as practicable on the Closing Date, and after approval of the Merger by SMGI as the sole stockholder of Merger Sub and Tim and Bryan as the stockholders of Holdco, Merger Sub and Holdco shall file a duly executed certificate of merger in form and substance reasonably acceptable to SMGI and Sellers (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger.

(3)        Organizational Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation and bylaws of the surviving company, until thereafter supplemented or amended in accordance with applicable Law.

(4)        Directors and Officers. The Parties shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Holdco as the surviving company, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of Holdco as the surviving company and (b) the officers of Holdco immediately prior to the Effective Time shall be the officers of Holdco as the surviving company, in each case in accordance with the terms of the organizational documents of Holdco in effect after the Effective Time.

(5)        Conversion of Equity Interests. Each share of common stock in Holdco issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive the Common Stock Consideration and Preferred Stock Consideration issued or paid by SMGI to the applicable Sellers in accordance with Section 2.2(c). The outstanding shares of common stock in Merger Sub issued and outstanding immediately prior to the Effective Time automatically shall be converted into and exchanged for all of the outstanding shares of common stock in Holdco as of immediately following the Effective Time. From and after the Effective Time, the shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock into which they were converted in accordance with the immediately preceding sentence.

(b)           Purchase and Sale of Fleet, Transportation, Global, Logistics and Wash Company Interests. In accordance with, and subject to, the provisions of this Agreement, at the Closing SMGI shall purchase from the applicable Sellers, and the applicable Sellers shall sell to the Buyer, all of the Company Interests of Fleet, Transportation, Global, Logistics and Wash, free and clear of all Encumbrances (other than Encumbrances under federal and state securities laws).

2.2          Consideration. Upon the terms of this Agreement, in consideration of the Transactions, the consideration to be paid by Buyer to the Sellers at the Closing (the “Purchase Price”) with respect to each of the Companies shall consist of the following:

(a)           Fleet. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the purchase of the Fleet Company Interests shall consist of:

(1)        $1,961,413.64 of the Closing Cash Consideration; and

(2)        $600,000 of the Note Consideration.

(b)           Transportation. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the purchase of the Transportation Company Interests shall consist of:

(1)        $18,154,345.44 of the Closing Cash Consideration; and

(2)        $600,000 of the Note Consideration.

(c)           Legend. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the Merger shall consist of:

(1)        500 shares of Preferred Stock; and

(2)        77,000,000 shares of Common Stock.

(d)           Logistics. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the purchase of the Logistics Company Interests shall consist of:

(1)        $1,961,413.64 of the Closing Cash Consideration; and

(2)        $600,000 of the Note Consideration.

(e)           Global. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the purchase of the Global Company Interests shall consist of:

(1)        $1,961,413.64 of the Closing Cash Consideration; and

(2)        $600,000 shares of the Note Consideration.

(f)            Wash. The aggregate consideration to be paid by Buyer to the applicable Sellers at the Closing in connection with the purchase of the Wash Company Interests shall consist of:

(1)        $1,961,413.64 of the Closing Cash Consideration; and

(2)        $600,000 shares of the Note Consideration.

(g)           Escrow. Notwithstanding the foregoing, the Parties agree that the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount shall be set aside and deposited into an escrow account (“Escrow”) with JPMorgan Chase Bank, N.A. (“Escrow Agent”), with the Indemnity Escrow Amount held for a period of eighteen (18) months from the Closing Date to cover Claims of Buyer against Sellers arising out of a breach of this Agreement or Sellers’ indemnity obligations hereunder and the Purchase Price Adjustment Escrow Amount held until the Purchase Price adjustment amount is finalized pursuant to Section 2.3. The Escrow shall be governed by an escrow agreement substantially in the form attached as Exhibit C (“Escrow Agreement”).

2.3           Purchase Price Adjustment.

(a)           Adjustment at Closing. Exhibit D, which was provided by Sellers to Buyer at least three (3) Business Days before Closing, sets forth the calculation of the NWC Target, Estimated NWC, Estimated Closing Company Cash, Estimated Indebtedness and Estimated Transaction Expenses. The NWC Target, Estimated NWC, Estimated Closing Company Cash, Estimated Indebtedness and Estimated Transaction Expenses are calculated in accordance with GAAP as applied by the Companies in connection with preparation of their 2022 audited financial statements. Any adjustments to the Closing Cash Consideration will be allocated among the Companies pro rata, in accordance with the allocation of Closing Cash Consideration set forth in Section 2.2.

(b)           Post-Closing Adjustment.

(1)           On or before the ninetieth (90th) day after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Net Working Capital as of the Closing (the “Closing Net Working Capital”), Closing Company Cash, Closing Indebtedness and Transaction Expenses as of the Closing (the “Post-Closing Statement”). The Post-Closing Statement shall be prepared in accordance with GAAP as applied by the Companies in connection with preparation of their 2022 audited financial statements. The Sellers’ Representative and Buyer will cooperate with each other and their respective representatives in good faith and in all reasonable respects as may be requested by the opposite Party in preparing and reviewing the Post-Closing Final Statement. The final determination of Closing Net Working Capital, Closing Company Cash, Closing Indebtedness and Transaction Expenses as of the Closing pursuant to this Section 2.3 is the “Final Net Working Capital,” “Final Closing Company Cash,” “Final Closing Indebtedness,” and “Final Transaction Expenses”, respectively. If Final Net Working Capital is within $500,000 of Estimated NWC, the Parties agree that there shall be no adjustment to the Purchase Price relating to such difference between Final Networking Capital and Estimated NWC.

(c)           Examination and Review.

(1)           Examination. After receipt of the Post-Closing Statement, the Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Sellers’ Representative and Sellers’ accountants shall have full access to the books and records of the Companies to the extent that they relate to the Post-Closing Statement.

(2)           Objection. On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Post-Closing Statement by delivering to Buyer a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Post-Closing Statement shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Post-Closing Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(3)           Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then either the Sellers’ Representative or Buyer may submit any amounts remaining in dispute (“Disputed Amounts”) for resolution to the office of Katz, Sapper & Miller, in Indianapolis, Indiana or such other independent public accounting firm as is reasonably acceptable to Buyer and the Sellers’ Representative (the “Independent Accountants”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Post-Closing Statement. Buyer and the Sellers’ Representative will jointly engage the Independent Accountants and will enter into an engagement letter with the Independent Accountants promptly after retention, which will include customary indemnification, confidentiality and other provisions proposed by the Independent Accountants. The Sellers’ Representative and Buyer will cooperate with the Independent Accountants in good faith and in all reasonable respects as may be requested by the Independent Accountants, including providing the Independent Accountants reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Companies. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively.

(4)           Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(5)           Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(d)           Payments of Post-Closing Adjustment.

(1)           The post-closing adjustment shall be an amount equal to the sum of (I) Final Net Working Capital plus (or minus) the Final Cash Adjustment minus Final Closing Indebtedness minus Final Transaction Expenses, minus the sum of (II) Estimated NWC plus (or minus) the Closing Cash Adjustment minus Estimated Indebtedness minus Estimated Transaction Expenses (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers, as directed by the Sellers’ Representative, an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment out of the Purchase Price Adjustment Escrow Amount or, if the amount of the Post-Closing Adjustment exceeds the Purchase Price Adjustment Escrow Amount, by Sellers directly.

(2)           Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due within five (5) Business Days of acceptance of the applicable Post-Closing Statement; or if there are Disputed Amounts, then within five (5) Business Days of the final resolution of such disputes in accordance with this Section 2.3; and be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. Any Post-Closing Adjustment will be allocated among the Companies pro rata, in accordance with the allocation of Closing Cash Consideration set forth in Section 2.2.

(e)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.4           Closing. The closing of the transactions set forth herein (the “Closing”) shall take place (a) on the date hereof or (b) at such other time as Buyer and the Sellers may mutually agree in writing. Such date is referred to herein as the “Closing Date.” All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in any such document.

2.5           Closing Deliverables.

(a)           SMGI. At the Closing, SMGI shall have delivered or caused to be delivered to the Sellers the following:

(1)           resolutions duly adopted by the board of directors of SMGI authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(2)           resolutions duly adopted by the board of directors appointing each of Bryan and Tim as members of SMGI’s board of directors;

(3)           this Agreement duly executed by SMGI;

(4)           the employment agreements between Buyer or the applicable Company and each of the Key Employees, in the form agreed by Buyer and each such Key Employee (the “Employment Agreements”), executed on behalf of Buyer or the applicable Company;

(5)           the Escrow Agreement executed by SMGI and the Escrow Agent;

(6)           IRS Forms W-9 from each Seller;

(7)           a side letter among Buyer and Sellers relating to the purchase and sale of Jet Park Warehousing LLC and LakeShore Warehousing LLC executed by Buyer; and

(8)           such other documents as the Companies or Sellers may reasonably request in connection with the transactions contemplated hereby.

(b)           Sellers. On the Closing Date, the Companies and Sellers shall have delivered to SMGI the following:

(1)           certificates representing the Holdco Interests and the Company Interests of Fleet, Transportation, Global, Logistics and Wash, duly endorsed in blank or each accompanied by a stock power effecting the transfer thereof to SMGI;

(2)           this Agreement duly executed by the Companies and Sellers;

(3)           resolutions duly executed by the managers and members of the Companies authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(4)           the Companies’ audited financial statements for the years ended December 31, 2022 and 2021;

(5)           the Employment Agreements executed by each of the Key Employees;

(6)           the Escrow Agreement executed by the Sellers’ Representative and the Escrow Agent;

(7)           terminations of each of the Existing Related Party Leases executed by the landlord and tenant thereunder, and new leases for each parcel of Leased Real Property subject to an Existing Related Party Lease, substantially in the form attached hereto as Exhibit E (each a “New Related Party Lease” and collectively the “New Related Party Leases”), executed by the landlord and tenant under each such New Related Party Lease;

(8)           documents evidencing each Restructuring, in form and substance reasonably acceptable to Buyer;

(9)           a side letter among Buyer and Sellers relating to the purchase and sale of Jet Park Warehousing LLC and LakeShore Warehousing LLC executed by each of the Sellers; and

(10)         such other documents as SMGI may reasonably request in connection with the transactions contemplated hereby.

2.6           Required Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, or any other applicable state, local or foreign Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

Section 3.              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND HOLDCO. Except as set forth in the applicable section of the Disclosure Schedule, the Sellers, jointly and severally, represent and warrant to Buyer that:

3.1           Organization and Qualification; Enforceability.

(a)           Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and Holdco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company and Holdco has all requisite organizational power and authority to own, operate and lease its respective properties, and to carry on its business, including the Business, as and where it is currently being conducted. Each Company and Holdco is legally qualified to transact business as foreign entities and is in good standing in each of the jurisdictions in which its business or property is located such as to require that it be thus qualified, except for such jurisdictions where the failure to so qualify or be in good standing would not have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Companies and Holdco pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of the Companies and Holdco, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. True, correct and complete copies of the Organizational Documents of the Companies and Holdco as presently in effect have been delivered to Buyer. None of the Companies own any outstanding equity interests in any Persons, including any Subsidiaries, and Holdco does not own any outstanding equity interests in any Person other than the applicable Companies. None of the Companies or Holdco is in violation of any of the provisions of their respective Organizational Documents.

(b)           The Holdco Board has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, (ii) declared that it is in the best interests of the stockholders of Holdco that Holdco enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Holdco and (iv) recommended to the stockholders of Holdco that they adopt this Agreement and approve the Transactions, including the Merger. The vote of a majority of the outstanding Holdco Interests is the only vote of the holders of stock of Holdco necessary to adopt this Agreement and approve the Transactions. Assuming that such vote is received, the execution, delivery and performance of this Agreement by Holdco and the consummation by Holdco of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Holdco.

3.2           Capitalization.

(a)           Immediately prior to the Closing, the outstanding Interests of Holdco, Fleet, Transportation, Global, Logistics and Wash shall consist solely of the Interests being sold to Buyer or subject to the Merger. There are no commitments to issue, and there are no outstanding options, convertible securities or debt, or any other securities of Holdco or the Companies as of the date of Closing. All of the Interests were, when issued, duly authorized and validly issued, fully paid and nonassessable and are owned (beneficially and of record), directly or indirectly, by the Sellers.

(b)           Immediately prior to the Closing, all of the outstanding Interests of Legend are held by Holdco.

(c)           None of the Interests were issued:

(1)           in violation of any agreement, arrangement or commitment to which any of the Companies are a party;

(2)           in violation of any of the provisions of each of the Companies’ or Holdco’s Organizational Documents; or

(3)           in violation of any preemptive or similar rights of any Person.

(d)           There are no voting trusts, member agreements, operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests in the Companies or Holdco.

(e)           Upon consummation of the transactions contemplated by this Agreement, Buyer shall own, directly or indirectly, all of the Interests in the Companies and Holdco free and clear of Encumbrances (other than Encumbrances under federal and state securities laws).

3.3           No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement nor the consummation by the Companies and Holdco of the Transactions:

(a)           violates any Law or any Order, in each case applicable to the Companies or Holdco or by which any of their properties are bound or affected,

(b)           requires any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for the United States Department of Transportation (“DOT”) qualification and permits and except for those consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a Material Adverse Effect; or

(c)           violates or conflicts with, or constitutes a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or require consent or the provision of notice, or result in the creation or imposition of any Encumbrance, under any term or provision:

(1)           of the Organizational Documents of any of the Companies or Holdco: or

(2)           of any Material Contract, except in the case of any Material Contract, as would not, individually or in the aggregate, be material to the Companies or Holdco.

3.4           Financial Statements. The Companies have delivered or made available to Buyer copies of the following financial statements prepared by the Companies, including in each case, if applicable, all notes thereto (the “Financial Statements”):

(a)           audited consolidated financial statements consisting of the balance sheets of the Companies as of December 31, 2022, and the related statements of income and retained earnings, members equity and cash flow for the years ended December 31, 2022 and 2021 (the “Audited Financial Statements”).

(b)           The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements are based on the books and records of the Companies and fairly present, in all respects, the financial condition of the Companies as of such dates and for such periods.

(c)           To the Companies’ Knowledge, since January 1, 2021, no auditor, Affiliate, accountant or representative of the Companies has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or Claim, or significant weakness or deficiency, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies, or its internal accounting controls, including any complaint, allegation, assertion or Claim that the Companies have engaged in questionable accounting or auditing practices. The Companies’ internal accounting controls are sufficient to ensure financial reporting is in accordance with GAAP.

(d)           Except as set forth in Section 3.4(d) of the Disclosure Schedule or the Audited Financial Statements, as of the date hereof, there is no Indebtedness of the Companies. There are no off-balance sheet financing arrangements to which any Company is a party.

(e)           All inventory of the Companies reflected in the balance sheets within the Audited Financial Statements as such amount has been adjusted since such date and through the date hereof consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory (and any reserves or allowances thereto) of the Companies reflected in the balance sheets within the Audited Financial Statements have been calculated and recorded in accordance with GAAP. All such inventory is owned by the Companies, free and clear of all Encumbrances (other than security interests which will be satisfied and discharged upon payment of Indebtedness or other Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each such item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies, consistent with past practice.

(f)           The Companies were granted loans in the aggregate principal amount of $1,214,214 received on January 21, 2021 (the “PPP Loan”) pursuant to the Paycheck Protection Program from Citizens Bank (the “PPP Loan Account Agent”). The PPP Loan was forgiven in full as of December 31, 2021. As of the date on which the Companies submitted the application for the PPP Loan, all such application documentation (and all certifications made therein) were true and accurate in all material respects, and were made in compliance in all material respects with all applicable Laws and other requirements of the Paycheck Protection Program.  At the time of application, the Companies met all eligibility requirements for receiving the PPP Loan.  The usage of all proceeds from the PPP Loan constituted only “permitted uses” within the meaning of the Paycheck Protection Program requirements, and the Companies met all eligibility requirements for receiving forgiveness of the PPP Loan. To the Companies’ Knowledge, the Companies are not currently the subject of an audit, investigation or other inquiry by the Small Business Administration or any other Governmental Entity with respect to the PPP Loan. The Sellers or Companies were not granted any loans under the Paycheck Protection Program other than the PPP Loan.

3.5           Undisclosed Liabilities. None of the Companies have any liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent or otherwise) that are not reflected on the balance sheet included in the Audited Financial Statements as of December 31, 2022 (“Audited Balance Sheet”) or in the notes thereto in compliance with GAAP, other than:

(a)           liabilities or obligations incurred in the ordinary course of business consistent with past practice after December 31, 2022 (“Audited Balance Sheet Date”);

(b)           liabilities or obligations incurred in connection with the transactions contemplated hereby; or

(c)           any other liabilities or obligations which, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Companies; or

(d)           as set forth in Section 3.5(d) of the Disclosure Schedule.

3.6           Compliance; Permits; Operation of the Companies.

(a)           Compliance. Each Company is, and since January 1, 2018 has been, in compliance in all material respects with all Laws and Orders applicable to the Company, the ownership or use of its properties or assets or the conduct or operation of its Business. Since January 1, 2018, no Company has received any written notice from any Governmental Authority or other Person with respect to the operation of the Business or the ownership or use of any of its assets claiming any violation or alleged violation of any Law or Order which remains unresolved. To the Knowledge of the Companies, no investigation or review by any Governmental Authority with respect to the Companies, the ownership or use of properties or assets or the conduct or operation of the Business is pending or Threatened.

(b)           Permits. Each Company has all licenses, permits, approvals, registrations, filings, certifications, consents and listings (collectively, the “Permits”) of all Governmental Authorities required for the conduct of the Business and the ownership, leasing and operation of its property and assets, except where the failure to have one or more Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are set forth in Section 3.6(b) of the Disclosure Schedule and are in full force and effect on the date hereof. Each Company is in compliance in all material respects with all such Permits. Since January 1, 2018, no Company has received any written notice, or to the Companies’ Knowledge any oral notice, of any material Action relating to the revocation, nonrenewal, suspension or modification of any Permit that remains unresolved.

(c)           Safety. The Companies, as applicable, have reasonable procedures in place to validate its contractual counterparties compliance with contractual obligations for insurance coverage, operating authority, safe operations, and other relevant factors. Transportation is the only Company that is subject to the safety regulations of the FMCSA, and is in all material respects in compliance with all FMCSA regulations, including, without limitation, the leasing regulations set forth in 49 C.F.R. Part 376, and the intermodal equipment regulations set forth in 49 C.F.R. Part 385, and 390. Transportation currently has a “Satisfactory” with the FMCSA, and has not received an unsatisfactory or conditional rating from the FMCSA.

3.7           Absence of Certain Changes or Events. Since January 1, 2022 to the date of this Agreement, each of the Companies has conducted the Business only in the ordinary course consistent with past practices, and there has not occurred any effect, event, state of facts, condition, circumstance, change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, and other than as required under the terms of this Agreement, since January 1, 2022, except as set forth in Schedule 3.7 of the Disclosure Schedule, no Company has:

(a)           incurred or assumed any Indebtedness (whether directly or by way of guarantee or otherwise), other than draws on established lines of credit or financing of equipment acquisitions;

(b)           issued, sold, distributed, split, reclassified, purchased or disposed of any membership interests, equity securities, notes or other securities, or committed itself to do so;

(c)           placed or permitted any Encumbrance, other than a Permitted Encumbrance, on any of its Leased Real Property or assets, tangible or intangible;

(d)           suffered any material loss, damage or destruction, not covered by insurance, relating to or affecting the Business or the assets of the Company;

(e)           terminated, amended, adopted or instituted any Company Benefit Plan;

(f)           changed its credit or accounting policies or practices, except as disclosed in the notes to the Financial Statements, as required by concurrent changes in GAAP or applicable Laws;

(g)           made any material change in the cash management practices of the Company or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           made any new Tax election, changed or revoked any Tax election, amended any Tax Return or changed in any manner any position on any Tax Return, changed any accounting period or method with respect to Taxes, entered into any closing agreement, settled any Tax Claim or assessment, surrendered any right to Claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax Claim or assessment;

(i)           entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein);

(j)           entered into any settlement, or offer or proposal to settle:

(1)           any material Claim involving or against the Company;

(2)           any member litigation or dispute against the Company or any of its officers or directors; or

(3)           any Claim that relates to the transactions contemplated hereby;

(k)           amended its Organizational Documents;

(l)           entered into any Contract that would constitute a Material Contract that has not been disclosed as a Material Contract and set forth in Section 3.10 to the Disclosure Schedule;

(m)           acquired, transferred, leased (as lessor or lessee), subleased, licensed, assigned, sold or otherwise disposed of any Leased Real Property or of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements;

(n)           transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property (other than a revocable, non-exclusive license or sublicense granted in the ordinary course of business);

(o)           made any capital investment in, or any loan to, any other Person;

(p)           accelerated, terminated, renewed (other than renewed automatically), made a material modification to or cancelled any Material Contract to which the Company is a party or by which it is bound;

(q)           waived, released or assigned any material rights under any Material Contract;

(r)           granted any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its employees, other than as provided for in any written agreements or consistent with past practice, or entered into or changed any terms of employment for any employee, other than as set forth in Section 3.7(r) of the Disclosure Schedule;

(s)           entered into or terminated any employment agreement or collective bargaining agreement, whether written or oral, or modified the terms of any such existing agreement;

(t)           made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

(u)           entered into a new line of business or abandoned or discontinued existing lines of business;

(v)           undertaken or entered into a Contract to undertake capital expenditures in excess of $250,000, in the aggregate;

(w)           acquired, or agreed to acquire in any manner, any fee interest in any real property; or

(x)           entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

3.8           Litigation and Proceedings. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no outstanding Orders and there are no unsatisfied judgments, penalties or awards against or affecting the Companies or any of their properties or assets or Actions pending or, to the Knowledge of the Companies, Threatened:

(a)           against or by any Company affecting any of its properties or assets;

(b)           against or by any Company that would, or would reasonably be expected to, individually or in the aggregate, be material to such Company; or

(c)           against or by any Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.9           Real Property.

(a)           Leased Real Property. Section 3.9(a) of the Disclosure Schedule sets forth a true and complete list and description of the real property leased, subleased or licensed by the Companies, or for which a right to use or occupy real property has been granted to a Company (the “Leased Real Property”).  Section 3.9(a) of the Disclosure Schedule also identifies each lease, sublease, license or other Contract or agreement under which a Company leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (including all amendments, modifications, supplements, renewals and extension thereto and guarantees thereof, the “Leases”). Except as set forth in Section 3.9(a) of the Disclosure Schedule, there are no leases, subleases, options or other agreements relating to or affecting the Leased Real Property to which a Company is a party. No Company is currently in default of or in violation of any of the terms of any Lease. All of the Leases are in full force and effect, valid, and binding on the applicable Company and, to the Knowledge of the applicable Company, on each counterparty thereto, and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The applicable Company has a valid and enforceable leasehold interest under each Lease, free and clear of all Encumbrances, other than Permitted Encumbrances, and the applicable Company has not given or received any written notice of any default (including written notice of any accrued default that is subject only to a notice or cure period) under any Lease which remains unresolved, and to the Knowledge of the applicable Company, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto. To the Knowledge of the applicable Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default or violation of any Lease. The transactions contemplated by this Agreement do not require the consent of or notice to any landlord or other counterparty under any of the Leases. The applicable Companies have delivered to Buyer true, correct and complete copies of all of the Leases. Each applicable Company has either paid and discharged, or accrued as a liability in the Financial Statements, all current payment obligations with respect to the Leased Real Property and there is no payment amount due or payable other than as set forth as a “current liability” in the Audited Balance Sheet or incurred in the ordinary course of business consistent with past practice after the date of the Audited Balance Sheet. The Leased Real Property constitute all of the parcels and tracts of land used in the Business. None of the Companies has assigned, transferred, conveyed, mortgaged, deed in trust, or encumbered its interest in any of the Leased Real Property or any of its rights under any Leases.

(b)           Third Party Rights to the Leased Real Property. Except as set forth in Section 3.9(b) of the Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements, options, rights or other Contracts or agreements to which any Person other than the applicable Companies have the right to lease, sublease, license, use or occupy the Leased Real Property.

(c)           Owned Property. None of the Companies own or possess any fee or similar interest in any real property or improvements, nor have any of the Companies previously owned any real property.

(d)           Improvements. All buildings, structures, fixtures and other improvements included within the Leased Real Property (the “Improvements”) are in reasonable operating condition, subject only to ordinary wear and tear, and the Improvements are adequate for the purposes for which they are presently being used or held for use.

(e)           Existing Related Party Leases. Except as set forth in Section 3.17 of the Disclosure Schedule (the “Existing Related Party Leases”), no landlord under any Real Property Lease is an Affiliate of, or is a Related Party to or has any economic interest in, any of the Companies.

3.10         Material Contracts. Section 3.10 of the Disclosure Schedule lists each of the following Contracts of the Companies (such contracts being a “Material Contract” and, collectively, as the “Material Contracts”):

(a)           any Contract with any Material Supplier as to which there is a remaining non-contingent payment or delivery obligation that exceeds $100,000;

(b)           any Contract with a representative, broker or sales agency involving in any one case payments of more than $25,000 per year in 2022 or projected for 2023;

(c)           any Contract with respect to the use of personal property with annual rental payments in excess of $25,000, under which any Company is either a lessor or lessee, or any Lease;

(d)           any Contract relating to Indebtedness, the borrowing or lending of money, or the guaranty of another Person’s borrowing of money or other obligation, including any note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for the borrowing or lending of money (including loans to or from officers, managers, directors, members, or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(e)           any Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, losses, costs or liabilities of a Company with any other Person;

(f)           any Contract containing covenants or conditions that, in any material respect, purports to restrict the business activity of a Company or any of its Affiliates, or limit the freedom of a Company or any of its Affiliates to engage in any line of business or to compete with any third party, or soliciting any customers or any individuals for employment;

(g)           any Contract relating to the acquisition or disposition of any business, material assets or any securities (whether by merger, sale of equity, sale of assets or otherwise) or similar transaction, which contain representations, covenants, indemnities or current or future rights or obligations, including any indemnification, “earnout” or other deferred or contingent consideration;

(h)           any labor agreement, collective bargaining agreement or similar labor-related agreement with any labor organization, works council, trade union or other similar employee representative or employee representative body representing, or to the Companies’ Knowledge, purporting to, or seeking to, represent any employee of a Company;

(i)           any Contract that prohibits the payment of dividends or distributions in respect of Interests of the Companies, prohibits the pledging of Interests of the Companies, or prohibits the issuance of guarantees by the Companies;

(j)           any Contract that contains obligations of the Companies secured by, or otherwise provides for, an Encumbrance (other than Permitted Encumbrances) on any asset (tangible or intangible) of the Companies;

(k)           any Contract that is a settlement or similar agreement with any Person or Governmental Authority entered into since January 1, 2021, in each case, requiring payments in excess of $25,000 or otherwise limiting the operation of a Company (or any of its Affiliates) in any material respect after the Closing;

(l)           any employment, consulting or engagement agreement with any Person involving aggregate annual salary and potential bonus payments by a Company in excess of $100,000 per annum;

(m)           any Contract of a Company with an Affiliate, including, without limitation, any severance, retention or change of control agreements or arrangements in connection with the transactions contemplated by this Agreement;

(n)           any voting trust agreement, registration rights agreement or other similar Contract or understanding relating to any equity interests of the Companies, or any other agreement relating to the disposition, voting, dividends or other payments or repurchase obligations with respect to any equity interests of the Companies;

(o)           any requirements in any Contract or Contracts obligating a Company to any minimum purchase or “take-or-pay” obligation;

(p)           any Contract containing a “most-favored-nation” clause or similar term that provides preferential pricing or treatment or establishing any exclusive sale or distribution or exclusive purchase obligation;

(q)           any Contract granting any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (by merger or otherwise) of the securities or assets of any Company;

(r)           any Contract that:

(1)           relates to:

a.           the licensing of, or grant of other rights under, Intellectual Property to or from a Company, excluding: (i) non-exclusive end-user licenses granted to a Company for unmodified, commercially available, off-the-shelf software, with an annual fee of less than $25,000; and (ii) non-exclusive licenses granted by a Company and related to a Company’s provision of its products and services to end customers in the ordinary course of business consistent with past practice with an annual fee of less than $25,000; or

b.           the development of any Intellectual Property; or

(2)           affects a Company’s ability to enforce any Intellectual Property in connection with the resolution of any Claim or dispute related to Intellectual Property;

(s)           any agreement of indemnification by a Company, other than any agreement providing for indemnification entered into in connection with the sale or license of products or services in the ordinary course of business consistent with past practice;

(t)           all Contracts that provide for the indemnification by a Company of any Person or the assumption of any Tax, retirement, environmental or other Liability of any Person, other than services agreements, purchase orders and sales orders entered into with customers, suppliers and vendors in the ordinary course of business;

(u)           any Contract to acquire any real property;

(v)           any Contract containing any future capital expenditure obligations of any Company in excess of $100,000;

(w)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice; and

(x)           any Contract to enter into any one of the foregoing.

3.11         Material Contracts Representation. The Companies have delivered or made available to Buyer prior to the date hereof complete copies (including all amendments, modifications, supplements, annexes and schedules thereto and written waivers thereunder) of each written Material Contract and a written summary of the terms of any oral Material Contract. No Company is in default in any material respect under any Material Contract. To the Companies’ Knowledge, no third party is in material breach or material default under any Material Contract. No Company has received written notice of a third party’s intent to terminate, modify or seek renegotiation of, such Material Contract, and there are no material disputes pending, or, to the Knowledge of the Companies, Threatened with regard to any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the applicable Company and, to the applicable Companies’ Knowledge, the other party or parties thereto, in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) (the “Bankruptcy and Equity Exception”). To the Knowledge of the Companies, there has not been any event, condition or circumstance that has occurred or that exists which with or without notice, the passage of time and/or the happening of an event would, by, or for, a Company or any other party to such Material Contract, under any such Material Contract:

(a)           result in a material default, material breach or event of material noncompliance;

(b)           result in a right of termination; or

(c)           cause or permit the acceleration of or other material changes to any right or obligation or the loss of any material benefit.

3.12         Employee Benefit Plans.

(a)           Section 3.12(a) of the Disclosure Schedule contains a true and complete list of each Employee Benefit Plan that is maintained, sponsored, or contributed to by the Companies or under which a Company has or would reasonably be expected to have any Liability (each, a “Company Benefit Plan”). True and complete copies of all plan documents for all Company Benefit Plans, including all amendments thereto (or, for any Company Benefit Plan not in writing, a written summary of its material terms) have been provided to Buyer, together with, to the extent applicable, copies for each Company Benefit Plan of:

(1)           all trust agreements, custodial agreements, insurance policies, and administrative, investment, investment management and investment advisory agreements;

(2)           all summary plan descriptions, summaries of material modifications;

(3)           all annual reports (Forms 5500) required to have been filed for the three (3) most recent plan years, with all applicable schedules and attachments;

(4)           the most recent financial statements and actuarial or other valuations reports prepared with respect thereto;

(5)           the most recent determination or opinion letter, if any, issued by the IRS; and

(6)           all material non-routine correspondence to and from any Governmental Authority within the last three (3) years.

(b)           No Company has made any commitment to create any additional Company Benefit Plan or to amend, modify or terminate any existing Company Benefit Plan, other than with respect to any amendment, modification or termination required by ERISA, the Code or other applicable Law.

(c)           No Company or any respective ERISA Affiliate maintains, contributes to or has any obligation (contingent or otherwise) to contribute to, or within the past six (6) years has maintained, contributed to or had any obligation (contingent or otherwise) to contribute to, any:

(1)           “multiemployer plan” as defined in Section 3(37) of ERISA;

(2)           pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code;

(3)           “multiple employer plan” (within the meaning of Section 413(c) of the Code); or

(4)           a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d)         None of the assets of any Company are the subject of any Encumbrance arising under Title IV of ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Company or any ERISA Affiliate of incurring any such liability.

(e)           With respect to each Company Benefit Plan:

(1)           all contributions, premium payments, benefit payments and other payments due to or from the Company Benefit Plan (or from any Company with respect to each such Company Benefit Plan) have been made on a timely basis;

(2)           the Company Benefit Plan has been established and administered in accordance with its terms in all material respects and in compliance with all applicable Laws and Orders;

(3)           each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS (or a favorable opinion letter that may be relied on) regarding the tax-qualified status of such Company Benefit Plan under Section 401(a) of the Code and the exempt status of the related trust(s) under Section 501(a) of the Code, and to the Companies’ Knowledge, no event has occurred or condition exists that would reasonably be expected to result in a loss of such tax-qualification or adversely affect tax exemption; and

(4)           there is no Claim pending (other than routine claims for benefits) or, to the Companies’ Knowledge, Threatened with respect to the Company Benefit Plan or against the assets of the Company Benefit Plan and there is no governmental audit in process or pending with respect to any such Company Benefit Plan.

(f)            Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond an individual’s retirement or other termination of service from the Companies.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will:

(1)           entitle any current or former employee, director, manager or independent contractor or any other Person to any change in control, retention or severance pay, unemployment compensation or any other payment or benefit, except as set forth in Section 3.12(g)(1) of the Disclosure Schedule;

(2)           accelerate the time of payment or vesting or increase the amount of compensation or benefit due to any current or former employee, director or independent contractor or any other Person; or

(3)           require any of the Companies to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person pursuant to any Company Benefit Plan.

(h)           No amount to be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Companies who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)           Each Company Benefit Plan that constitutes in whole or in part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in a written form that complies with, and is administered in compliance with, Section 409A of the Code and the final regulations and other IRS guidance promulgated and in effect under Section 409A of the Code.

(j)           No Company has incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(k)           No Company has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such Taxes or penalties. Each Company has maintained adequate records to enable that Company to comply with any reporting obligations it may have under Sections 6055 and 6056 of the Code.

3.13         Title to Assets; Sufficiency of Assets.

(a)           Each Company has good and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, all of its assets, including its respective Company Intellectual Property (in the case of any portions thereof which are subject to license, a valid and binding license interest), and other assets reflected in the Financial Statements (or acquired after the date thereof) free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Improvements, furniture, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in reasonable operating condition and repair (ordinary wear-and-tear (after taking into account the age of the asset) excepted) and are adequate for the uses to which they are being put, and none of such Improvements, furniture, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(b)           The furniture, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, including, without limitation, the Leased Real Property and Improvements, are sufficient for the continued conduct of the Business after the Closing in all material respects in the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

3.14         Compliance with Environmental Laws.

(a)           The Companies are and, except for matters which have been resolved, have been in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below).

(b)           Since January 1, 2018, no Company has received any written notice from a Governmental Authority that alleges that any Company is not in compliance with any Environmental Law, to the Knowledge of the Companies, and there are no judicial or administrative actions, Claims, suits, demands, demand letters, liens, complaints, investigations, or other legal proceedings which would reasonably be expected to result in a Company incurring material Liability under Environmental Laws.

(c)           There is no Claim pending or, to the Companies’ Knowledge, Threatened against any Company relating in any way to any Environmental Laws.

(d)           Without limiting the generality of the foregoing:

(1)         None of the Companies have released, handled, stored, disposed or arranged for the disposal of, marketed, distributed, or exposed any Person to, any Hazardous Substances, in each case so as to create any Liability under any Environmental Law for any of the Companies or in a manner that could reasonably be expected to form the basis of any Claim against a Company; and

(2)         to the Companies’ Knowledge, there are no underground storage tanks located on property owned or leased, subleased, licensed or occupied by a Company.

(e)           No Company has received any letter or written request for information under CERCLA or any other Environmental Law, and, to the Companies’ Knowledge, none of the operations of any Company are the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to an actual or threatened discharge, spill or release of any Hazardous Substance at any property owned or leased, subleased, licensed or occupied by a Company.

(f)           To the extent applicable, the Companies maintain all Permits required under Environmental Laws (“Environmental Permits”) to conduct the operations of the Business, and all such Environmental Permits are in full force and effect. Section 3.14(f) of the Disclosure Schedule includes a listing of all such Environmental Permits.

(g)           The Companies have made available to Buyer copies of all material environmental assessments (including Phase I or II Environmental Site Assessments), reports, audits and other material documents in its possession or under its control that relate to the environmental condition of any and all property owned or leased, subleased, licensed or otherwise used or occupied by a Company, or compliance with Environmental Laws by any Company in connection with the Business.

3.15         Taxes.

(a)           The Companies have duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it. Each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects, and all Taxes due and owing by a Company (whether or not shown on any Tax Returns), have been timely paid or appropriately reserved in the Financial Statements. There are no extensions of time to file any Tax Returns that are pending and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Companies for any currently open period. No Claim in writing or, to the Knowledge of the Companies, has ever been made by a taxing authority in a jurisdiction where a Company does not file Tax Returns that any Company is or may be subject to taxation by that jurisdiction.

(b)           All Taxes required to be withheld by the Companies have been withheld and have been duly and timely paid to the proper taxing authority within the time and in the manner prescribed by applicable Law, including with respect to any past or present employee, independent contractor, creditor, consultant, equity holder or other third party. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Companies. No deficiencies for any Taxes are proposed, asserted or assessed in writing against any Company that have not been remedied prior to the date hereof.

(c)           The Companies are registered for the purposes of sales Taxes, use Taxes, transfer Taxes, value added Taxes or any similar Taxes in all jurisdictions where they are required by Law to be so registered, in each case in all material respects, and has complied in all material respects with all Laws relating to such Taxes.

(d)           The unpaid Taxes of the Companies:

(1)         did not, as of the Audited Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto); and

(2)         do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(e)           Since the Audited Balance Sheet Date, the Companies have not incurred any liability for Taxes outside the ordinary course of business.

(f)            No Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. No Company has Liability for the Taxes of any Person (other than Taxes of that Company):

(1)         under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);

(2)         as a transferee or successor; or

(3)           by Contract.

(g)           No Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(h)           No Company is or has been a party to any “reportable transaction,” as defined in Section 6707(a) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Tax Law. No Company will be required to include any item of income in, or exclude any item of deduction from, any taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1)           adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign law) relating to any change in method of accounting made prior to the Closing or use of an improper method of accounting prior to the Closing;

(2)           closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed prior to the Closing;

(3)           use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting, in each case, with respect to any transaction undertaken prior to the Closing;

(4)           open transaction disposition made on or prior to the Closing;

(5)           prepaid amounts received or deferred revenue accrued prior to the Closing;

(6)           agreement with any taxing authority made or entered into prior to the Closing Date; or

(7)           intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) (other than any such inclusion (or exclusion, as applicable) that results from an action taken or transaction undertaken by Buyer or any of its Affiliates (including any Company) after the Closing).

(i)           No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Companies’ Knowledge, Threatened with respect to any Company. No Company is in receipt from any foreign, federal, state or local taxing authority any written notice indicating an intent to open an audit or other review.

(j)           The elected tax reporting status and the date of such status of each Company is set forth on Schedule 3.15(j) of the Disclosure Schedule.

(k)           The Companies have delivered or made available to Buyer true copies of the federal and state income Tax Returns relating to the Companies (and amended income Tax Returns, revenue agents’ reports, and other notices from the IRS or state taxing authorities) for each of the preceding two (2) taxable years.

(l)            No Company is a “United States real property holding company” within the meaning of Section 897 of the Code within the period specified in that section.

(m)           No Company has distributed stock of another Person, or has had its Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(n)           No Company has applied for or received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(o)           Each of Logistics, Fleet, Transportation and Legend has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since their formation (until the Restructuring with respect to Legend) and each has made all valid elections to be Taxed in a comparable fashion under all comparable state and local Tax laws, for all applicable Taxable periods in all Taxing jurisdictions in which they are required to file income Tax Returns.   As a result of the Restructuring, and on the Closing Date, Legend is a disregarded entity for all income tax purposes.  Holdco has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since its formation.

(p)           Neither Global nor Wash elected for the early application of the partnership audit procedures of the Bipartisan Budget Act of 2015 (or any similar state or local provisions) for any taxable period prior to 2018.

(q)           None of the Companies pays any income Taxes in any state or local or non-U.S. jurisdiction and is not obligated, and has not agreed, to pay any income Taxes of any Sellers (by means of electing to file composite returns in any state or local or non-U.S. jurisdiction) other than any Taxes paid by means of withholding by the Company in the ordinary course of business, nor has any Company made any pass-through entity tax election in any state, local or non-U.S. jurisdiction.

(r)           None of the Companies is or ever has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract similar restriction.

3.16         Insurance. Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance or binders of insurance presently in effect with respect to the Companies, the Business, and the Companies’ and the Business’ operations, employees, officers, managers and directors, or the Companies’ assets, or of which a Company is the owner or the beneficiary, or under which a Company is an insured or loss payee (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer prior to the date hereof. Section 3.16 of the Disclosure Schedule also includes any pending claims in excess of $100,000 made by or on behalf of the Companies under any of the Insurance Policies, including the amount incurred, the Insurance Policy under which the claim was made and the status of the claim. There are no claims related to the Business or the Companies pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of which this representation is being made have been paid in full (other than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), the limits of each Insurance Policy remain fully available, without any exhaustion or erosion, the Companies are in compliance in all material respects with all of its obligations under each Insurance Policy, and no written notice of cancellation or termination has been received with respect to each Insurance Policy.

3.17         Related Party Transactions. Except as set forth in Section 3.17 of the Disclosure Schedule, no present or, to the Knowledge of the Companies, former director, officer, manager, employee, equity holder, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Companies or Sellers (each of the foregoing, a “Related Person”), other than in his capacity as a director, officer, equity holder or employee of a Company has any material interest in or other material business relationship or arrangement with any Person that:

(a)           does business with the Companies in connection with the operation of the Business;

(b)           is engaged, directly or indirectly, in the conduct of the Business; or

(c)           owns any material property, asset or right that is used by the Companies.

3.18         Labor Matters.

(a)           Section 3.18(a) of the Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Companies as of the close of business one (1) Business Day prior to date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following:

(1)           name (or employee identification number);

(2)           title or position (including whether full or part time);

(3)           hire date;

(4)           current annual base compensation rate;

(5)           commission, bonus or other incentive-based compensation;

(6)           a description of the fringe benefits eligibility of each such individual;

(7)           classification as employee, independent contractor or consultant; and

(8)           a summary of all commitments by the Companies to increase the compensation or to modify the terms or conditions of employment of any such Person.

(b)           Except as set out in Section 3.18(b) of the Disclosure Schedule, no employee is on long-term disability leave or extended absence.

(c)           Each Person working for a Company who requires authorization from a Governmental Authority to work in such employee’s place of work has the necessary immigration documentation, work authorization or other necessary permission. The Companies are in material compliance with all applicable Laws regarding immigration and/or employment of non-citizen workers, work authorization, and the use of E-Verify or similar work authorization verification systems. There is no pending or, to the Knowledge of the Companies, Threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal, state, local or foreign agency charged with administration and enforcement of immigration Laws.

(d)           To the Knowledge of the Companies, no Person who is an employee, independent contractor or consultant of the Companies:

(1)           is a party to, or is otherwise bound by, any agreement or arrangement with any third-party, including any employment, confidentiality, non-competition, or proprietary rights agreement, that could reasonably be expected to prohibit the performance by such Person of his/her duties for or on behalf of the Companies; or

(2)           is in any respect in violation of any term of any such agreement or other similar obligation, including any common law nondisclosure, fiduciary duty or other obligation to a Company or to a former employer of any such employee relating to:

a.         the right of any such employee, independent contractor or consultant to be employed or engaged by such Company; or

b.         the use of trade secrets or proprietary information.

(e)           No Company is a party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization or works council, there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any of the employees of any Company and no employees of any Company are represented by any labor union, labor organization or works council with respect to their employment with such Company.

(f)           Since January 1, 2018, there has been no actual or, to the Knowledge of the Companies, Threatened labor strike, slowdown, work stoppage or lockout with respect to any Person who is an employee, independent contractor or consultant of any Company. Moreover, no Company has agreed to recognize any union or other collective bargaining representative, there is no pending demand made or Threatened for recognition by any labor union and, to the Knowledge of the Companies, there has been no petition filed or Threatened to be filed for an election respecting such recognition of a labor union with respect to any Person who is an employee, independent contractor or consultant of the Companies. There are no efforts, to the Knowledge of the Companies, by any labor union seeking to organize any Person who is an employee, independent contractor or consultant of any Company.

(g)           No Company is engaged in any unfair labor practice and no complaint for unfair labor practice against any Company is pending, or to the Knowledge of the Companies, Threatened before the National Labor Relations Board or any comparable Governmental Authority.

(h)           The Companies are, and since January 1, 2018 have been, in all material respects, in compliance with applicable Laws relating to the employment of labor, including without limitation any provisions thereof relating to:

(1)           wages, overtime, hours, bonuses, commissions, meal or rest periods, termination pay, vacation pay, sick pay, employee benefits, and/or the payment and/or accrual of the same;

(2)           unlawful, wrongful or retaliatory or discriminatory employment or labor practices of any kind;

(3)           occupational safety and health standards;

(4)           plant closures and layoffs; or

(5)           workers’ compensation, disability, leaves of absence, unemployment compensation, whistleblower and/or other Laws.

(i)            Since January 1, 2018, each Person performing work for the Companies under a non-employee classification, including but not limited to independent contractors, consultants, interns, or otherwise, has satisfied the requirements of applicable Law to be so classified at all times when such non-employee classification has been in place.

(j)            Since January 1, 2018, each employee performing work for the Companies has been classified properly as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation.

(k)           Since January 1, 2018, there have been no actions, suits, Claims, complaints, litigation, investigations, audits, arbitrations or other similar disputes of any kind relating to the employment of labor or termination of employment relating to Persons who are employees, independent contractors or consultants of the Companies or Threatened in any forum by or on behalf of any present or former employee of such entities, or any applicant for employment against any Company.

(l)            No former employee of a Company is entitled to any continuing or contingent benefits from such Company. No officer, director, manager, employee, or independent contractor of a Company is indebted to the Company except for advances for ordinary business expenses or occasional payroll advances on a basis consistent with past practices, nor is any Company indebted to any officer, director, manager, member, employee, or independent contractor except for compensation earned by any such Person during the current payroll period or unreimbursed customary and reasonable business expenses.

(m)          Since January 1, 2018, no Company has entered into a settlement agreement with a current or former officer, employee, manager or independent contractor of any Company that involves allegations relating to sexual harassment by any officer, manager, director or other employee of the Company. Since January 1, 2018, no allegations of sexual harassment have been made against any officer, manager, director or other employee of the Company.

3.19         Books and Records. The membership interest ledgers of the Companies and Holdco, which has been made available to Buyer, is complete and correct. The records of the Companies and Holdco have been maintained in accordance with reasonable business practices. At the Closing, all of those books and records of the Companies and Holdco will be in the possession of the Companies and Holdco.

3.20         Brokers. Except for Generational Capital Markets Inc., a FINRA and SIPC member (“Generational Capital”), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Companies and Sellers. Any and all fees due to Generational Capital at Closing shall be deducted from the Cash Consideration portion of the Purchase Price and paid at Closing.

3.21         Intellectual Property; IT Assets; Privacy.

(a)           The Companies, respectively, are the sole and exclusive beneficial and record owner of all right, title, and interest in and to Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Companies, respectively, own, are properly licensed under, or otherwise possess a valid and enforceable right to use all Intellectual Property that is necessary for the operation of the Business as currently conducted. Neither the execution or performance of this Agreement will cause or give rise to a right of forfeiture, termination of or loss of rights to any Owned Intellectual Property. No funding, facilities, or personnel of any governmental body or university, college, other educational institution or research center was used in the development of any Owned Intellectual Property. No Company is, or will be as a result of the execution and delivery of this Agreement, in violation in any material respect of any licenses, sublicenses or other agreements as to which that Company is a party and pursuant to which that Company is authorized to use any such third-party Intellectual Property rights. The Company Intellectual Property will be owned or available for use by Buyer on identical terms and conditions immediately after the Closing.

(b)           To the Companies’ Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property of any Company, or has not infringed upon, misappropriated or otherwise violated any Owned Intellectual Property of the Companies since January 1, 2017.

(c)           Neither the Companies nor the current conduct of the Business are currently infringing upon, misappropriating or otherwise violating in any material respect any third-party Intellectual Property rights, or has been infringing, misappropriating or otherwise violating in any material respect any third-party Intellectual Property rights since January 1, 2017.

(d)           No Company has received, since January 1, 2017, from any third party any written notice that any Company has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights.

(e)           No Owned Intellectual Property right of the Companies is or has been judicially determined to be invalid or unenforceable and all Registered Company Intellectual Property, if any, is subsisting, valid, enforceable and in compliance with applicable Law. No judicial, regulatory or administrative proceeding is currently pending or, to the Companies’ Knowledge, Threatened, or has been pending or, to the Companies’ Knowledge, Threatened, since January 1, 2017, which challenges the validity or enforceability of any Owned Intellectual Property right of any Company.

(f)           Section 3.21(f) of the Disclosure Schedule sets forth a complete and accurate list of:

(1)         each item of Registered Company Intellectual Property;

(2)         the jurisdiction in which such item of Registered Company Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number; and

(3)         all material unregistered trademarks owned by and used in connection with the Business.

(g)           All current and former employees, consultants and contractors of the Companies who developed or created any material Intellectual Property, if any, for, or on behalf of, a Company have executed and delivered valid and enforceable proprietary information, confidentiality and invention assignment agreements that vests in such Company exclusive ownership of all right, title and interest in and to such Intellectual Property, substantially in the Companies’ standard form and the Companies have provided or made available true and complete copies of all such forms or, to the extent the executed agreements diverge from the forms in any material respect, copies of the assignment agreements, to Buyer.

(h)           The Companies have taken commercially reasonable actions to protect its rights in their Intellectual Property and to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Companies and Confidential Information included in the Owned Intellectual Property. To the Companies’ Knowledge, there has not been any disclosure of any material Trade Secret of the Companies to any Person in a manner that has resulted or is likely to result in the loss of a Trade Secret or other rights in and to such information.

(i)           The IT Assets are reasonably sufficient for the needs of the Business as currently conducted, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Since January 1, 2017, (i) there have been no material security breaches, failure, disruption or interruption in any IT Assets used to conduct the Business, security incidents, or misuse of or unauthorized access to or disclosure of any data or information stored or contained therein or accessed or processed thereby, including Personal Information, in the possession or control of the Companies, or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information, including Personal Information, and (ii) no Company has provided or been legally or contractually required to provide any notices to any Person in connection with any disclosure of Personal Information. Since January 1, 2017, there have been no disruptions in the IT Assets that adversely affected the Business. The Companies have evaluated disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

(j)           The Companies’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since January 1, 2017, have complied in all material respects with, any applicable Privacy Laws. The Companies have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. No Company has received any complaints, notices of investigation, written notices, orders, correspondence or Claims from any Governmental Authority or Person alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Companies, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or Claims being sent, served, given or made.

3.22         Major Suppliers. Section 3.22 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) suppliers to the Companies (“Material Suppliers”), for the year ended December 31, 2022 (determined on the basis of the total dollar amount of purchases made by the Companies) showing the dollar amount of purchases from each such supplier during such period. None of the Companies has received a written notice from any Material Supplier that it intends to terminate, modify, fail to renew, or reduce volumes under, any Contract or otherwise adversely impact its volumes or business relations with any of the Companies.

3.23         Major Customers. Section 3.23 of the Disclosure Schedule sets forth an accurate and complete list of the top ten (10) customers of the Companies (“Material Customers”), for the year ended December 31, 2022 (determined on the basis of the total dollar amount of revenue received by the Companies) showing the dollar amount of revenue received from each such customer during such period. None of the Companies has received a written notice from any Material Customer that it intends to terminate, modify, fail to renew, or reduce volumes under, any Contract or otherwise adversely impact its volumes or business relations with any of the Companies.

3.24         Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a correct and complete list of all banks in which any Company has an account, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship and the address of each such bank. The Companies have provided Buyer with all of such account numbers and the names of all Persons authorized to draw thereon or have access thereto.

3.25         Operations of Holdco. Holdco was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date of this Agreement and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to their respective formation and pursuant to this Agreement, and Company Interests in Legend pursuant to the Restructuring.

Section 4.              REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Sellers hereby represent and warrant to Buyer, jointly and severally, as follows:

4.1           Ownership of the Interests. Sellers own, beneficially and of record, good and marketable title to the Holdco Interests and the Company Interests of Fleet, Transportation, Global, Logistics and Wash, free and clear of all security interests, liens, adverse Claims, encumbrances, equities, proxies, options or member agreements. Sellers represent that no Person, other than the respective Seller, has any right or Claims whatsoever to any of the Holdco Interests or the Company Interests of Fleet, Transportation, Global, Logistics and Wash.  At the Closing, Sellers will convey to Buyer good and marketable title to the Holdco Interests and the Company Interests of Fleet, Transportation, Global, Logistics and Wash, free and clear of any security interests, liens, adverse Claims, encumbrances, equities, proxies, options, member agreements or restrictions.

4.2           Capacity; Authority Relative to this Agreement. Each Seller that is an individual is of sound mind and is legally competent to execute and deliver this Agreement and perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

4.3           Non-Contravention; Conflicts. The execution and delivery of this Agreement, the incurrence of the obligations herein and therein set forth and the consummation of the Transactions shall not constitute a material breach of, or default under, any material instrument (including any non–competition undertaking) to which any Seller is bound or any order, rule or regulation applicable to any Seller of any court or any governmental body or administrative agency having jurisdiction over any Seller.

4.4           Litigation. None of the Sellers is subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against such Seller. None of the Sellers is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of any Seller. There are no unsatisfied judgments, orders, decrees or stipulations affecting any Seller or to which such Seller is a party.

4.5           Restricted Securities. Sellers acknowledge that the shares of common stock of SMGI and Preferred Stock (collectively, the “SMGI Shares”) to be issued to Sellers will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that the SMGI Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the SMGI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, Seller is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.6           Legend. Sellers acknowledge that the certificate(s) representing the Common Stock Consideration and Preferred Stock Consideration shall be conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 5.              REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Companies and Sellers as follows:

5.1           Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted.

5.2           Capitalization. Buyer’s authorized capital stock consists of: (i) 500,000,000 shares of Common Stock par value $.001, of which 189,711,513 shares of Common Stock are issued and outstanding as of immediately prior to Closing, and (ii) 1,000,000 shares of preferred stock (“Preferred Stock” and, together with the Common Stock, “Capital Stock”), (A) 2,000 of which are designated as 3% Series A Secured Convertible Preferred Stock, none of which are issued and outstanding, (B) 6,000 of which are designated as 5% Series B Convertible Preferred Stock, none of which are issued and outstanding, and (C) 2,000 of which are designated as Series C Preferred Stock, 1,000 of which will be issued and outstanding as of immediately after the Closing. At the Closing, Buyer has options outstanding to purchase 1,475,000 shares of Buyer’s Common Stock pursuant to Buyer’s 2018 Equity Incentive Plan, as amended and warrants to purchase 1,763,335 shares of Buyer’s Common Stock.  All issued and outstanding shares of Buyer’s Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the shares included in the Common Stock Consideration and Preferred Stock Consideration will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the issued and outstanding equity interests in Merger Sub are owned, beneficially and of record, by Buyer, and all such equity interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

5.3           Certain Corporate Matters. SMGI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. SMGI is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect. SMGI is not in any material default or in material violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

5.4           Authority Relative to this Agreement.

(a)           SMGI and Merger Sub has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by SMGI and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of SMGI and no other actions on the part of SMGI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SMGI and Merger Sub and constitutes a valid and binding obligation of SMGI and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b)           The Merger Sub Board has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, (ii) declared that it is in the best interests of the stockholder of Merger Sub that Merger Sub enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote of the Merger Sub stockholder and (iv) recommended to the Holdco stockholder that it adopt this Agreement and approve the Transactions, including the Merger. The vote of a majority of the outstanding shares of common stock of Merger Sub is the only vote of the holders of stock of Merger Sub necessary to adopt this Agreement and approve the Transactions. Assuming that such vote is received, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub.

5.5           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by SMGI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by SMGI nor the consummation by SMGI of the transactions contemplated hereby, nor compliance by SMGI with any of the provisions hereof, will:

(a)           conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of SMGI;

(b)           result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which SMGI is a party or by which it or any of its properties or assets may be bound; or

(c)           violate any Order, writ, injunction, decree, statute, rule or regulation applicable to SMGI, or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not in the aggregate material to SMGI taken as a whole.

5.6           SEC Documents; Market.

(a)           SMGI hereby makes reference to the Annual Reports on Form 10-K for the years ended December 31, 2021 and 2022 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC, as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”).

(b)           The SEC Documents constitute the annual reports that SMGI was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated thereunder by the SEC, for the years ended December 31, 2021 and 2022 and the quarter ended March 31, 2023. The SEC Documents complied as of their filing dates in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder, and the SEC Documents did not contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the Closing, SMGI is current in all SEC filings required by it to be filed with the SEC.

(c)           As of the date hereof, SMGI’s common stock is quoted and eligible for trading on the OTCQB marketplace, an inter-dealer quotation and trading system operated through OTC Market Group Inc.’s OTC Link® ATS.

5.7           Litigation. SMGI is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against SMGI. SMGI is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of SMGI. There are no unsatisfied judgments, orders, decrees or stipulations affecting SMGI or to which SMGI is a party.

5.8           Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date of this Agreement and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to their respective formation and pursuant to this Agreement.

5.9           Broker’s Fees. Except for B. Riley Securities, neither SMGI, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement. Any brokerage fees, finder’s fees or commissions, or expenses to be reimbursed to B. Riley Securities relative to the Acquisition are the obligations of SMGI.

5.10           Disclosure. The representations and warranties and statements of fact made by SMGI in this Agreement are, as applicable, accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

Section 6.              COVENANTS AND AGREEMENTS OF THE PARTIES

6.1           General, After Closing. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to each Company and Holdco, subject to the provisions contained herein providing for Sellers’ access thereto.

6.2           Confidentiality.

(a)           From and after the Closing, none of Sellers will, and each will cause their Affiliates and representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer, Holdco or the Companies) any Confidential Information of or relating to Buyer, Holdco or the Companies or their respective Business. This Section 6.2(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.2(a) shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under applicable Law. Nothing in this Section 6.2(a) shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or the Companies with greater or longer protection than provided in this Section 6.2(a).

(b)           The obligations set forth in Section 6.2(a) shall not apply to any information that Sellers demonstrate is required to be disclosed by subpoena or other mandatory legal process; provided that such Sellers promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and uses reasonable efforts to obtain, and upon request, provides reasonable cooperation should Buyer or the Companies seek to obtain, an appropriate protective order.

6.3           Restrictive Covenants.

(a)           From the Closing Date through the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller will not, and each Seller will cause its Affiliates not to, directly or indirectly, own, operate, invest in, lend money to, consult with, manage, act as an agent for, or otherwise engage in any business in any state east of the Mississippi River that is the same as or substantially similar to the business of any Company, Holdco or Buyer and its Affiliates; provided that nothing herein shall prohibit Sellers or any of their respective Affiliates from (i) owning or holding less than 2% of the outstanding shares of any class of stock of a publicly traded company that operates in the same industry as any Company and whose stock is traded on a recognized domestic or foreign securities exchange or over-the-counter market or (ii) leasing any real property owned by Sellers or such Affiliates to any business that is the same as or substantially similar to the business of any Company, Holdco or Buyer and its Affiliates.

(b)           During the Restricted Period, each Seller will not, and each Seller will cause its Affiliates not to, hire, employ, engage or solicit any individual who is now or later becomes an employee or independent contractor of any Company or an employee or independent contractor of Buyer, any Company or their respective Affiliates; provided that this Section 6.3(b) does not prohibit Sellers or any of their Affiliates from conducting any general solicitation of employment that is not specifically targeted towards any such employees.

(c)           During the Restricted Period, each Seller will not, and each Seller will cause its Affiliates not to, solicit or sell to any current or potential customer or supplier of any Company as of the date hereof any products or services that are competitive with the products and services of any Company or knowingly take any action to encourage any current or potential customer or supplier of any Company to terminate or reduce its purchases from, or sales to, any Company of any of the products or services that were purchased from or sold to any Company prior to the date hereof.

(d)           During the Restricted Period, each Seller will not, and each Seller will cause its Affiliates not to, publicly criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer, the Companies, or their Affiliates or any aspect of the Companies or their or their Affiliates’ management, policies, operations, products, services, practices or personnel.

(e)           Each Seller specifically acknowledges and agrees that (i) this Section 6.3 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Companies, (ii) Buyer has refused to enter into this Agreement in the absence of this Section 6.3, and (iii) breach of this Section 6.3 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach of this Section 6.3 by any Seller, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining the applicable party or parties from committing or continuing such breach and to enforce specifically this Section 6.3 and its terms and (B) the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

6.4           Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer, on one hand, and Sellers on the other hand, for certain Tax matters following the Closing Date: Sellers will, jointly and severally, indemnify the Companies and Buyer and hold them harmless from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, whenever arising, and (ii) any and all Taxes of any Person imposed on the Companies as a transferee or successor, by contract or pursuant to any applicable Law; provided, however, that (x) Sellers will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in Closing Indebtedness and taken into account on a full dollar basis in determining Cash Consideration. Sellers will reimburse Buyer for any Taxes of the Companies that are the responsibility of Sellers pursuant to this Section 6.4 within 15 Business Days after payment of such Taxes by Buyer.

(a)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Companies for the Straddle Period, sales and use Taxes, value-added Taxes, employment Taxes, or withholding Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies hold a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)           For any Taxable period of the Companies that ends on or before the Closing Date, the Sellers’ Representative will prepare (or cause to be prepared) all Tax Returns required to be filed by the Companies and will cause such Tax Returns to be timely filed. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Companies that Sellers are not obligated to prepare and file (or cause to be prepared and filed) pursuant to this Section 6.4(b). The Sellers’ Representative will (i) provide such Tax Returns to Buyer 30 days before they are filed, and (ii) make all changes reasonably requested by Buyer.

(c)           Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies that are filed after the Closing Date and not described in Section 6.4(b). Buyer will permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing if such Tax Return relates to any period ending on or before the Closing Date.

(d)           Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           All Tax-sharing agreements or similar agreements with respect to or involving the Companies will be terminated by Sellers as of the Closing Date and, after the Closing Date, the Companies will not be bound thereby or have any Liability thereunder.

(f)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           The Parties shall cause Global and Wash (or cause the “partnership representative” of each of Global and Wash) to effect a “push out” election under Section 6226 of the Code (and any similar state or local applicable Law) with respect to any taxable period of Global or Wash ending on the Closing Date. Each Party shall cooperate as reasonably necessary in order to effect any such elections.

(h)           The Parties intend (i) that the Merger and the Post-Closing Merger are an integrated transaction pursuant to Revenue Ruling 2001-46 Situation 1 and therefore a reorganization pursuant to Section 368(a)(1)(A) of the Code and this Agreement is a plan of reorganization; (ii) the purchase of the Company Interests of Fleet, Transportation and Logistics is a purchase and sale of such stock, and (iii) that the Membership Interest Purchase is a deemed liquidation of each of Global and Wash and a subsequent purchase by Buyer of the assets of Global and Wash, as described in Revenue Ruling 99-6 Situation 2 (together, with (i) and (ii), the “Intended Tax Treatment”). Each of the Parties agree to file all Tax Returns and take all positions in respect of any Tax audit, examination, dispute or other proceeding consistent with the Intended Tax Treatment except as otherwise required as a result of a final “determination” pursuant to Section 1313(a) of the Code (or any corresponding provision of state or local applicable Law). Within 90 days following the final determination of the Post-Closing Adjustment, Buyer shall deliver to the Sellers a statement (the “Allocation Statement”) setting forth an allocation of all items constituting taxable consideration with respect to the Company Interests of Global and Wash under this Agreement for applicable income Tax purposes among the assets of each of them in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other action relating thereto, and (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any action), unless in each case otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a) or as otherwise required under any similar applicable Laws.

6.5           Public Announcements. Buyer and Sellers and the Companies shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. Neither Buyer nor the Sellers or the Companies shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or stock exchange rules, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other Parties, Buyer or the Sellers and the Companies may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Buyer and the Sellers and the Companies will issue a joint press release announcing the execution of this Agreement.

6.6           Post-Closing Access. Throughout the four-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (b) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense.

6.7           Post-Closing Merger. Buyer shall cause the Post-Closing Merger to be consummated promptly after the Closing.

Section 7.              INDEMNIFICATION AND RELATED MATTERS

7.1           Survival of Representations and Warranties. The representations and warranties set forth in Section 3, Section 4 and Section 5 of this Agreement or in any instrument delivered pursuant to this Agreement, including any Disclosure Schedule, shall survive until eighteen (18) months after the Closing Date, except that:

(a)           the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.20, Sections 4.1, 4.2 and 4.3, and Sections 5.1, 5.2 and 5.9, and all Claims based on Fraud, shall survive indefinitely;

(b)           the representations and warranties set forth in Sections 3.12, 3.14, 3.15 and 3.18 shall survive for the applicable statute of limitations plus one hundred and eighty (180) days; and

(c)           covenants and all associated rights to indemnification relating thereto shall survive Closing and will continue in full force thereafter until all liability hereunder relating thereto is barred by all applicable statute of limitations.

(d)           For each Claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such Claim and associated right to indemnification will not terminate before final determination and satisfaction of such Claim.

7.2           Indemnification.

(a)           SMGI shall indemnify and hold Sellers harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or Threatened, or any Claim whatsoever) (collectively, “Losses”) to which the Sellers may become subject resulting from or arising out of:

(1)           any breach of a representation or warranty made by SMGI as set forth herein; or

(2)           any breach of a covenant made by SMGI as set forth herein.

(b)           Sellers shall jointly and severally indemnify and hold SMGI and SMGI’s officers and directors, agents, counsel and Affiliates (“SMGI Representatives”) harmless for, from and against any and all Losses to which SMGI or SMGI Representatives may become subject resulting from or arising out of:

(1)           any breach of a representation or warranty made by the Companies or Sellers as set forth herein;

(2)           any breach of a covenant made by the Companies or Sellers as set forth herein;

(3)           any and all liabilities arising out of or in connection with:

a.           any of the assets of the Companies prior to the Closing;

b.           the operations of the Companies prior to the Closing; or

c.           the Interests;

d.           except liabilities included in Closing Working Capital; or

(4)           any Indebtedness or Transactions Expenses that are not paid by the Companies before Closing or at Closing and reduce the Cash Consideration payable to Sellers.

(c)           In connection herewith, SMGI may, at its sole option, offset any amounts owed by SMGI to Seller(s), including the Note Consideration, subject to the provisions of Sections 7.3 and 7.4. Any amounts due to the SMGI Representatives hereunder may first be deducted from the Indemnity Escrow Amount.

7.3           Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a)           With respect to any Claim as to which Sellers may be entitled to indemnification under Section 7.2(a)(1) (other than the Buyer Fundamental Representations or with respect to Fraud or intentional misstatements, with respect to which the Per Claim Deductible would not apply) or the SMGI Representatives may be entitled to indemnification under Section 7.2(b)(1) (other than the Seller Fundamental Representations or with respect to Fraud or intentional misstatements, with respect to which the Per Claim Deductible would not apply), SMGI or Sellers, as applicable, shall not be liable for any individual or series of related Losses (an “Indemnity Claim”) until such amount exceeds $25,000 in the aggregate (the “Per Claim Deductible”), and thereafter for all amounts relating to such Indemnity Claim from the first dollar of such Loss.

(b)           With respect to any Indemnity Claim as to which Sellers may be entitled to indemnification under Section 7.2(a)(1) (other than the Buyer Fundamental Representations or with respect to Fraud or intentional misstatements, for which the Deductible shall be $0) or the SMGI Representatives may be entitled to indemnification under Section 7.2(b)(1) (other than the Seller Fundamental Representations or with respect to Fraud or intentional misstatements, for which the Deductible shall be $0), SMGI or Sellers, as applicable, and subject to the satisfaction of the Per Claim Deductible, shall not be liable for any Indemnity Claims until the amount of such Indemnity Claims exceeds $100,000 in the aggregate (the “Deductible”), and thereafter only in such amount(s) in excess of the Deductible.

(c)           The aggregate amount of all Losses for which SMGI shall be liable pursuant to Section 7.2(a)(1) (other than with respect to the Buyer Fundamental Representations, Fraud or intentional misstatements, with respect to which the Cap shall not apply) and for which Sellers shall be liable pursuant to Section 7.2(b)(1) (other than with respect to Seller Fundamental Representations, Fraud or intentional misstatements, with respect to which the Cap shall not apply) shall not exceed thirty percent (30%) of the Purchase Price (the “Cap”).

(d)           Payments by any Party obligated to provide indemnification pursuant to Section 7 of this Agreement (an “Indemnifying Party”) pursuant to Section 7.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Party entitled to indemnification pursuant to Section 7 of this Agreement (an “Indemnitee”) in respect of any such Indemnity Claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)           In no event shall any Indemnifying Party be liable to any Indemnitee for (i) any punitive damages or (ii) any incidental, consequential, special or indirect damages, the loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, in each case with respect to this clause (ii), that is not reasonably foreseeable.

(f)           Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)           For purposes of this Section 7, in determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of Losses arising out of or resulting from a breach of a representation or warranty, all qualifications to the representation or warranty by use of the word “material,” “materially” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect” (a “Materiality Qualifier”) will be ignored and each such representation and warranty will be read and interpreted without regard to any such Materiality Qualifiers.

(h)           Sellers will not have any right to indemnification from any Company under any Company’s organizational documents, or any agreement between any Company and any Seller, for any Losses to which SMGI is entitled to indemnification under this Section 7 or would be entitled but for the limits on indemnification set forth in this Section 7.3.

7.4           Notice of Indemnification. Promptly after the receipt by an Indemnitee of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if an Indemnity Claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Section 7, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such Indemnity Claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Section 7, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Within fifteen (15) Business Days after delivery of such notification, the Indemnifying Party (a) shall notify the Indemnitee as to whether it disputes the liability of the Indemnifying Party hereunder with respect to such Indemnity Claim or demand and (b) may, upon written notice thereof to the Indemnitee, assume control of the defense of such Indemnity Claim with counsel reasonably satisfactory to the Indemnitee so long as (i) the Indemnifying Party covenants to indemnify, defend and hold harmless the Indemnitee from and against the entirety of any and all Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Indemnity Claim or demand, (ii) the Indemnifying Party provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party will have adequate financial resources to defend against such Indemnity Claim or demand and fulfill its indemnification obligations hereunder, (iii) such Indemnity Claim or demand does not relate to or otherwise arise in connection with criminal or regulatory enforcement Action, (iv) settlement of, an adverse judgment with respect to, or conduct of the defense of such Indemnity Claim or demand by the Indemnifying Party is not, in the good faith judgment of the Indemnitee, likely to be adverse to the Indemnitee’s reputation or continuing business interests (including its relationships with current or potential investors or other parties material to the conduct of its business); and (v) the Indemnifying Party conducts the defense of such Indemnity Claim or demand actively and diligently. If the Indemnifying Party does not so assume control of the defense of an Indemnity Claim or demand, the Indemnitee will control such defense. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. The party controlling any such Indemnity Claim or demand will not agree to any settlement of, or the entry of any judgment arising from, such Indemnity Claim or demand without the prior written consent of the other party, which will not be unreasonably withheld, conditioned or delayed.

7.5           Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (excluding any Claim for injunctive or other equitable relief or Fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement or in connection with Section 2.3 or Section 8.14) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7.5 shall limit any Person’s right to seek any remedy on account of Fraud by any Party hereto.

7.6           Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Law.

Section 8.              GENERAL PROVISIONS.

8.1           Disclosure Schedule. The Companies have prepared the disclosure schedule attached to this Agreement (the “Disclosure Schedule”) and delivered it to Buyer on the date hereof. The Disclosure Schedule shall be arranged by sections to correspond to the sections of this Agreement. Any fact or item disclosed on any section of the Disclosure Schedule shall be deemed disclosed on all other sections to which an appropriate cross reference is made or on all other sections where it is reasonably apparent on the face of such disclosure that such disclosure applies to such other sections of the Disclosure Schedule. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise be interpreted as additional or independent representations or warranties. The inclusion of any item on the Disclosure Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement.

8.2           Notices. All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)           when delivered by hand (with written confirmation of receipt);

(b)           when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);

(c)           on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d)           on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Companies:	Barnhart Transportation, LLC 9251 West North Main Road North East, PA 16428 E-mail: Attention: Bryan Barnhart and Tim Barnhart

with a copy to:	Scopelitis Garvin Light Hanson & Feary 10 W. Market St., Suite 1400 Indianapolis, IN 46204 E-mail: tmetzger@scopelitis.com Attention: W. Todd Metzger

If to the Sellers:

Bryan S. Barnhart

9251 West North Main Road

North East, PA 16428

E-mail:

Timothy W. Barnhart

9251 West North Main Road

North East, PA 16428

E-mail:

Timothy W. Barnhart, Trustee

9251 West North Main Road

North East, PA 16428

E-mail:

If to Buyer:	SMG Industries Inc. 20475 State Hwy 249, Suite 450 Houston, Texas 77070 E-mail: [***] Attention: Matthew Flemming, CEO with a copy to:

Jody R. Samuels, Esq.

276 Fifth Avenue, Suite 704

New York, New York 10001

E-mail: jsamuels@jrsconsultingco.com

Attention:  Jody R. Samuels, Esq.

Facsimile: 646.998.1969

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55422

Email:     ben.stacke@faegredrinker.com

jon.nygren@faegredrinker.com

Attention:      Ben Stacke

Jon Nygren

8.3           Interpretation. Unless the express context otherwise requires

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean U.S. dollars;

(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)           references herein to any gender shall include each other gender;

(g)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.3 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)           with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(i)            the word “or” shall be disjunctive but not exclusive;

(j)            references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k)           references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(l)            the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(m)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(n)           references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

8.4           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Agreement to preserve each Party’s anticipated benefits under this Agreement.

8.5           Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein):

(a)           constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof;

(b)           except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder; and

(c)           shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the Parties hereto.

8.6           Separate Counsel. Each Party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.7           Governing Law; Venue. This Agreement shall be deemed to have been made in the State of Texas and is governed by, and construed and enforced in accordance with, the laws of the State of Texas without reference to its choice of law analysis. Each Party hereby submits to the jurisdiction of the State of Texas to resolve any and all Claims brought by a Party or their representatives under this Agreement. Any and all actions brought under this Agreement shall be brought in the federal or state courts of Texas, and each Party hereby waives any right to object to the convenience of such venue.

8.8           Counterparts and Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other Parties by facsimile or email as a .pdf copy, which facsimile or email shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

8.9           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by SMGI, the Companies and Sellers.

8.10         Parties in Interest: No Third-Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. This Agreement shall not be deemed to confer upon any Person not a party hereto any rights or remedies hereunder. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement. Notwithstanding the foregoing, each Party shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of any other Party to any financing source for purposes of creating a security interest herein or otherwise assigning as collateral security.

8.11         Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.12         Expenses. Except as otherwise provided for herein, at or prior to the Closing, the Parties hereto shall pay all of their own fees and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of their respective counsel and financial advisers.

8.13         Recitals Incorporated. The recitals of this Agreement are incorporated herein and made a part hereof.

8.14         Equitable Remedies. Each Party acknowledges and agrees that each other Party may be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party may be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the business of each Company is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and such non-breaching Party may have no adequate remedy at law, so that such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

8.15         Non-Recourse. This Agreement may only be enforced against the named Parties. All legal proceedings, Actions, obligations, losses, damages, Claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the other agreements or documents contemplated hereby, (b) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (c) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (d) any failure of the Transactions contemplated by this Agreement or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (a) and (d), may be made only against (and are those solely of) the Persons that are expressly named as Parties to this Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement.

8.16         Sellers’ Representative.

(a)           Each Seller hereby irrevocably appoints Sellers’ Representative as such Seller’s representative, attorney-in-fact and agent, with full power of substitution (and such appointment is coupled with an interest and is irrevocable) to act in the name, place and stead of such Seller, to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement, including defending, negotiating, settling or otherwise dealing with Claims under Sections 2 or 7, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Sellers’ Representative deems necessary or appropriate in conjunction with any of the Transactions, including the power:

(1)           to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions, including pursuant to this Agreement and the Escrow Agreement (it being understood that each Seller will be deemed to have executed and delivered any such documents which Sellers’ Representative agrees to execute);

(2)           to give and receive all notices and communications to be given or received under this Agreement, the Escrow Agreement and the Transactions and to receive service of process in connection with any indemnification notice, the Escrow Agreement and the Transactions, including service of process; and

(3)           to take all actions that under this Agreement and the Transactions may be taken by Sellers and to do or refrain from doing any further act or deed on behalf of Sellers that Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Transactions as fully and completely as such Seller could do if personally present or represented.

(b)           Sellers’ Representative will not be liable to any Seller for any act taken or omitted by it as permitted under this Agreement, the Escrow Agreement and the Transactions, except if such act is taken or omitted in bad faith or by willful misconduct. Sellers’ Representative will also be fully protected against Sellers, and will not be liable in any way, in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof). As to any matters not expressly provided for in this Agreement, Sellers’ Representative will not be required to exercise any discretion or take any action on behalf of Sellers. Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by Sellers’ Representative in connection with this Agreement, and will have no liability for any actions taken by Sellers’ Representative.

(c)           Sellers agree, severally but not jointly, to indemnify Sellers’ Representative for, and to hold Sellers’ Representative harmless against, any loss, liability or expense arising out of, relating to or resulting from any action taken or omitted to be taken without gross negligence, willful misconduct or bad faith on the part of Sellers’ Representative, in connection with Sellers’ Representative’s carrying out its duties under this Agreement, the Escrow Agreement and the Transactions, including costs and expenses of successfully defending Sellers’ Representative against any Claim of liability with respect thereto. Sellers’ Representative may consult with counsel, accountants or experts of its own choice and will have full and complete authorization and will not be liable for any action taken or omitted to be taken in good faith in accordance with the opinion of such counsel, accountants or experts.

(d)           If Timothy Barnhart becomes unable to serve as Sellers’ Representative, such other Person or Persons as may be designated by Sellers or their successors will succeed as Sellers’ Representative. If no such successor is designated by Sellers within five Business Days after the withdrawal of Sellers’ Representative, Sellers’ Representative will designate such successor.

(e)           Sellers’ Representative’s reasonable out-of-pocket expenses will be paid by Sellers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused the execution of this Agreement by their duly authorized representatives as of the date first written above.

COMPANIES

BARNHART TRANSPORTATION, LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

BARNHART FLEET MAINTENANCE, LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

LAKE SHORE GLOBAL SOLUTIONS LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

LAKE SHORE LOGISTICS, LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

LEGEND EQUIPMENT LEASING, LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

ROUTE 20 TANK WASH LLC,
a Pennsylvania limited liability company

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement or, as applicable, caused this Agreement to be executed by its duly authorized representative as of the date first written above.

SELLERS

BRYAN S. BARNHART

By:	/s/ Bryan S. Barnhart
Name:	Bryan S. Barnhart

TIMOTHY W. BARNHART

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart

THE TIMOTHY W. BARNHART 2017 IRREVOCABLE TRUST

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	Trustee

SELLERS’ REPRESENTATIVE

TIMOTHY W. BARNHART

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart

IN WITNESS WHEREOF, the Parties have caused the execution of this Agreement by their duly authorized representatives as of the date first written above.

HOLDCO

LEGEND HOLDING RO, INC,
a Delaware corporation

By:	/s/ Timothy W. Barnhart
Name:	Timothy W. Barnhart
Title:	President

IN WITNESS WHEREOF, the Parties have caused the execution of this Agreement by their duly authorized representatives as of the date first written above.

BUYER

SMG INDUSTRIES INC.,
a Delaware corporation

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	Interim CEO

MERGER SUB

SKYLINE MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	Chief Executive Officer